Exhibit 10.14

Execution Version

SHARE PURCHASE AGREEMENT

BY AND AMONG

AMTD DIGITAL INC.

POLICYPAL PTE. LTD.

YAP WEN YIN VALENZIA

and

THE SELLING SHAREHOLDERS NAMED HEREIN

Dated as of June 11, 2020

i

ii

SCHEDULES AND EXHIBITS

Schedule A	Capitalization Tables
Schedule B	Company Disclosure Schedule

Exhibit A	Form of Instrument of Transfer
Exhibit B	Form of Share Mortgage Agreement

iii

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of June 11, 2020, is entered into by and between (i) AMTD Digital Inc., an exempted company incorporated under the Laws of the Cayman Islands (the “Purchaser”), (ii) PolicyPal Pte. Ltd., a private company limited by shares incorporated under the Laws of Singapore (the “Target Company”), and (iii) Yap Wen Yin Valenzia, formerly known as Val Ji-Hsuan Yap (the “Founder”), and the other Persons set forth in Schedule A hereto (collectively and including the Founder, the “Selling Shareholders” and individually a “Selling Shareholder”).

W I T N E S S E T H:

WHEREAS, the Target Company and the other Group Companies (as defined below) collectively are engaged in the insurance brokerage and agency and related business;

WHEREAS, each Selling Shareholder owns the number and type of Shares (as defined below) as set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Capitalization Immediately Before Closing”;

WHEREAS, each Selling Shareholder desires to sell to the Purchaser, and the Purchaser desires to purchase from each Selling Shareholder, on the terms and subject to the conditions set forth herein, such number of Shares owned by such Selling Shareholder set forth opposite such Selling Shareholder’s name in Schedule A under the heading “Purchased Old Shares”; and

WHEREAS, the Target Company desires to issue and sell to the Purchaser, and the Purchaser desires to subscribe for and purchase from the Target Company, on the terms and subject to the conditions set forth herein, such number of newly issued Shares set forth in Schedule A under the heading “Purchased New Shares,” which, together with the Shares under the heading “Purchased Old Shares,” represent 51% of the Target Company’s Shares on a fully diluted basis immediately after the Closing (as defined below).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter contained, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Affiliate” means any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including without limitation, with respect to any Person that is an individual, his or her Immediate Family Members. For the avoidance of doubt, in the case of any Selling Shareholder, the term “Affiliate” includes (i) any of such Selling Shareholder’s shareholders, general partners or limited partners, or the general partners or limited partners of such Selling Shareholder’s shareholders, (ii) the fund manager managing or advising such Selling Shareholder (and general partners, limited partners, and officers thereof) and other funds managed or advised by such fund manager, (iii) trusts Controlled by or for the benefit of any such Person referred to in (i) or (ii), and (iv) any fund or holding company formed for investment purposes that is promoted, sponsored, managed, advised, or serviced by such Selling Shareholder which, in each case of (i), (ii), (iii), and (iv), Controls, or is Controlled by, or is under common Control with, such Selling Shareholder. For further avoidance of doubt, the “Affiliates” referenced in Section 3.18 means any other Person that directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person, including without limitation, with respect to any Person that is an individual, his or her Immediate Family Members.

“Agreement” has the meaning ascribed to it in the Preamble.

“Amended Constitution” means the amended and restated constitution of the Target Company, in a form reasonably satisfactory to the Purchaser, which shall become effective immediately upon the Closing.

“Applicable Accounting Standard” means the United States generally accepted accounting principles, International Financial Reporting Standards, or other accounting standards adopted by the Target Company and applied consistently throughout the Financial Statements.

“Balance Sheet Date” has the meaning ascribed to it in Section 3.7(a).

“Benefit Plan” has the meaning ascribed to it in Section 3.16.

“Breaching Selling Shareholder” has the meaning ascribed to it in Section 2.7(a)(i).

“Business” means the business that is conducted or proposed to be conducted by the Group Companies, including without limitation insurance brokerage and agency, insurance underwriting, general insurance, life insurance, and any insurance business.

“Business Day” means a day that is not a Saturday or Sunday or any other day on which banks in Hong Kong, Singapore, New York, or the Cayman Islands are required or authorized to be closed.

“Closing” has the meaning ascribed to it in Section 2.3.

“Closing Date” has the meaning ascribed to it in Section 2.3.

“Contract” means any contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, franchise or license (whether written or oral).

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or similar governing body) of such Person; the term “Controlled” has the meaning correlative to the foregoing.

“Disclosure Schedule” means the disclosure schedule dated as of the date hereof and attached to this Agreement as Schedule B.

“Equity Securities” means, with respect to any Person that is a legal entity, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital, and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, pre-emptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing, or any Contract providing for the acquisition of any of the foregoing.

“Existing Constitution” means the constitution of the Target Company effective as of the date of this Agreement.

“Financial Statements” has the meaning ascribed to it in Section 3.7(a).

“Founder” has the meaning ascribed to it in the Preamble.

“Government Authority” means supranational, national, federal, state, municipal or local court, administrative body or other governmental or quasi-governmental entity or authority with competent jurisdiction exercising legislative, judicial, regulatory or administrative functions of or pertaining to supranational, national, federal, state, municipal or local government, including any department, commission, board, agency, bureau, subdivision, instrumentality or other regulatory, administrative, judicial or arbitral authority, and any securities exchange on which the securities of any Party or its Affiliates are listed, including, but not limited to MAS.

“Government Official” means any executive, official, member, or employee of a Government Authority or a political party; political candidate; executive, official, or employee of a public international organization; or director, officer, or employee of a wholly or majority state-owned or state-controlled enterprise.

“Group Companies” means the Target Company and any Person (other than a natural person) that is directly or indirectly Controlled by the Target Company.

“HKIAC Rules” has the meaning ascribed to it in Section 10.3(a).

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Immediate Family Members” means, with respect to any natural Person, (i) such Person’s spouse, parents, children (in each case whether adoptive or biological), (ii) spouses of such Person’s children (in each case whether adoptive or biological), and (iii) estates, trusts, and partnerships which directly or indirectly through one or more intermediaries are Controlled by the foregoing.

“Indebtedness” of any Person means, without duplication, (i) the principal, accreted value, accrued and unpaid interest, prepayment, breakage and redemption costs, premiums or penalties, unpaid fees or expenses and other monetary obligations in respect of (A) indebtedness of such Person for borrowed money and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all obligations (contingent or otherwise) of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention the ordinary course of business consistent with the past practice of such Person; (iii) all capitalized lease obligations; (iv) all obligations and Liabilities payable upon termination of interest rate protection agreements, foreign currency exchange agreements or other interest rate or exchange rate hedging or swap arrangements; (v) all obligations of the type referred to in clauses (i) through (iv) of any Persons the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise; and (vi) all obligations of the type referred to in clauses (i) through (v) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person).

“Indemnified Party” has the meaning ascribed to it in Section 9.2(d)(i).

“Indemnifying Party” has the meaning ascribed to it in Section 9.2(d)(i).

“Intellectual Property” means all intellectual property, including (i) all intellectual property rights in inventions, discoveries, and processes, and all patents, and patent disclosures, (ii) all trademarks, service marks, trade names, brand names, trade dress rights, logos, Internet domain names and corporate names, and, to the extent recognized under applicable Law, other source indicators, and the goodwill of the business symbolized thereby, (iii) all copyrights and works of authorship in any media, including all designs, (iv) all computer software, databases and programs, (v) all trade secrets, know-how, and other proprietary or confidential information and (vi) all applications, registrations, renewals, foreign counterparts, extensions, continuations, continuations-in-part, re-examinations, reissues, and divisionals of the foregoing.

“Key Employees” means the Founder and Wong Kai Chin.

“Knowledge of the Target Company” means the knowledge actually possessed, or should have been possessed by the Target Company, the directors of the Target Company, the Founder, and other executive officers of the Target Company after reasonable inquiry.

“Law” means any foreign, federal, state, municipal or local law, statute, code, ordinance, rule, decree, regulation or any common law of any Government Authority or jurisdiction.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings or investigations (whether civil or criminal, judicial or administrative, at law or in equity, or public or private) by or before a Government Authority.

“Liability” means any indebtedness, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including those arising under any Law, Order, Legal Proceeding or Contract and including all costs and expenses relating thereto.

“License” means any franchises, permits, licenses, approvals, authorizations and any similar document issued or granted by any Government Authority.

“Lien” means any lien (including, without limitation, tax lien), encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, restrictive covenant, right of first refusal, right of first offer, easement, servitude or other restriction having similar effect.

“Long Stop Date” means July 31, 2020.

“MAS” means the Monetary Authority of Singapore.

“Material Adverse Effect” means any change, circumstance, event or effect that, individually or in the aggregate, is or would be materially adverse to (a) the business, operations, assets, Liabilities, condition (financial or otherwise), or results of operations of the Group Companies, taken as a whole; or (b) the ability of the Target Company or any Selling Shareholder to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder and under any other Transaction Documents.

“Material Contract” has the meaning ascribed to it in Section 3.14(a).

“Order” means any written order, injunction, judgment, decree, legally binding notice, ruling, writ, assessment or arbitration award of a Government Authority.

“Party” means a party to this Agreement.

“Permit” means any approval, authorization, consent, license, permit or certificate of or issued by a Government Authority.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

“Prohibited Payment” has the meaning ascribed to it in Section 3.15(b).

“Purchase Consideration” has the meaning ascribed to it in Section 2.2.

“Purchase Consideration for New Shares Acquisition” has the meaning ascribed to it in Section 2.2.

“Purchase Consideration for Old Shares Acquisition” has the meaning ascribed to it in Section 2.2.

“Purchased New Shares” has the meaning ascribed to it in Section 2.1.

“Purchased Old Shares” has the meaning ascribed to it in Section 2.1.

“Purchased Shares” has the meaning ascribed to it in Section 2.1.

“Purchaser Director and Chairman” means Mr. Calvin Choi (as chairman) and Mr. Sidney Ku (as a director), being the individuals designated by the Purchaser to the board of directors as chairman and director of the Target Company, respectively, prior to Closing.

“Purchaser Fundamental Warranties” has the meaning ascribed to it in Section 7.3(a).

“Purchaser Group Companies” means the Purchaser and any Person (other than a natural person) that is directly or indirectly Controlled by the Purchaser, and “Purchaser Group Company” means any of them.

“Purchaser Indemnitees” has the meaning ascribed to it in Section 9.2(a).

“Purchaser Losses” has the meaning ascribed to it in Section 9.2(a).

“Purchaser Shares” means the Class A ordinary shares, par value US$0.00001 per share, in the capital of the Purchaser.

“Qualified Funding” means any bona fide investment by one or more third parties (other than the Purchaser) in cash for newly issued Shares of the Target Company (at a price per share that is no less than that of the Purchased Old Shares) completed prior to the Closing, provided that the amount of proceeds from such new share issuance (excluding the Purchase Consideration for New Shares Acquisition) by Target Company shall not be less than US$3.0 million, and such proceeds shall remain in Target Company’s bank accounts at the Closing.

“Related Party” or “Related Parties” means (i) any Person who beneficially owns no less than 10% interest in the voting power of any Group Company, (ii) any director or Key Employees of any Group Company, (iii) other Affiliates of any Group Company, and (iv) Affiliates of the Persons enumerated under (i) and (ii), in each case of (i), (ii), (iii), and (iv), excluding any Group Company.

“Related Party Contracts” has the meaning ascribed to it in Section 3.17(a).

“Relevant Tax Authority” has the meaning ascribed to it in Section 6.7(b).

“SAFE Agreement” or “SAFE Agreements” means the simple agreements for future equity each SAFE Holder has entered into with the Company from time to time, including any relevant schedules, exhibits, side letters, supplemental letters, amendments and other relevant agreements or documents.

“SAFE Holder” or “SAFE Holders” means any Selling Shareholder identified as a “SAFE Holder” in Schedule A.

“Sanctions” has the meaning ascribed to it in Section 3.15(e).

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Shareholder” has the meaning ascribed to it in the Preamble.

“Selling Shareholder Fundamental Warranties” has the meaning ascribed to it in Section 7.2(a).

“Selling Shareholder Indemnitees” has the meaning ascribed to it in Section 9.2(c).

“Selling Shareholder Losses” has the meaning ascribed to it in Section 9.2(c).

“Shareholders Agreement” means the Shareholders Agreement between the Selling Shareholders, the Target Company, and the Purchaser, to be entered into at or prior to the Closing.

“Share Mortgage Agreement” means the Share Mortgage Agreement between the Founder, other Key Employees, and the Purchaser, substantially in the form of Exhibit B hereto, to be entered into at or prior to the Closing.

“Shares” means the shares in the capital of the Target Company, being ordinary shares.

“Straddle Period” means any taxable period that begins on or before and ends after the Closing Date.

“Target Company” has the meaning ascribed to it in the Preamble.

“Target Company Fundamental Warranties” has the meaning ascribed to it in Section 7.2(a).

“Target Company Options” means option awards granted under the Target Company Share Incentive Plan that entitles the holder thereof to purchase Shares upon the vesting of such award.

“Target Company Share Award Disclosure Schedule” has the meaning ascribed to it in Section 3.4(c).

“Target Company Share Awards” means the share-based awards granted under the Target Company Share Incentive Plan, including the Target Company Options.

“Target Company Share Incentive Plan” means PolicyPal Employee Share Option Scheme dated March 1, 2018.

“Target Valuation” has the meaning ascribed to it in Section 2.2.

“Tax” or “Taxes” means (a) any national, provincial, municipal, or local taxes, charges, fees, levies, or other assessments, including, without limitation, all net income (including enterprise income tax and individual income withholding tax), turnover (including value-added tax, business tax, and consumption tax), resource (including urban and township land use tax), special purpose (including land value-added tax, urban maintenance and construction tax, and additional education fees), property (including urban real estate tax and land use fees), documentation (including stamp duty and deed tax), filing, recording, tariffs (including import duty and import value-added tax), and other taxes, charges, fees, levies, or other assessments of any kind whatsoever as applicable, (b) all interest, penalties (administrative, civil or criminal), or additional amounts imposed by any Government Authority in connection with any item described in clause (a) above, and (c) any form of transferor liability imposed by any Government Authority in connection with any item described in clauses (a) and (b) above.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes any Group Company.

“Taxing Authority” means any Government Authority responsible for the administration of any Tax.

“Third Party Claim” has the meaning ascribed to it in Section 9.2(d)(ii).

“Transaction Documents” means this Agreement, the Shareholders Agreement, the Amended Constitution, the Share Mortgage Agreement, and other agreements or documents required to be executed and/or delivered by any Party in connection with the consummation of the transactions contemplated by this Agreement.

“Warrantors” means the Target Company and the Founder.

Section 1.2    Interpretation and Rules of Construction.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i)     the provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement;

(ii)    any reference in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or a Schedule or Exhibit to, this Agreement, unless otherwise indicated. All Exhibits and Schedules hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein;

(iii)    any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iv)    any reference in this Agreement to any document, including this Agreement, shall include such document as amended, modified, varied, novated, supplemented, or replaced from time to time;

(v)    the word “written” or “in writing” shall include any means of visible reproduction;

(vi)    except where the context specifically requires otherwise, any thing or obligation to be done under this Agreement which is required or falls to be done on a stipulated day, shall be done on the next succeeding Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day;

(vii)    the word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it;

(viii)    words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires;

(ix)    when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded;

(x)    the term “non-assessable,” when used with respect to any shares, means that no further sums are required to be paid by the holders thereof in connection with the issue thereof; and

(xi)    except as otherwise provided herein, any reference in this Agreement to $ or US$ means U.S. dollars, the lawful currency of the United States.

(b)    In the event an ambiguity or question of intent or interpretation arises, no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

SALE AND PURCHASE OF SHARES

Section 2.1 Sale and Purchase of Shares.

(a)    Upon the terms and subject to the conditions contained herein, at the Closing, (i) each Selling Shareholder shall sell to the Purchaser, and the Purchaser shall purchase from each Selling Shareholder, such number of Shares set forth opposite such Selling Shareholder’s name under the heading “Purchased Old Shares” in Schedule A, which together with the Shares to be sold by the other Selling Shareholders to the Purchaser represent an aggregate of 37.96% of the Shares of the Target Company on a fully diluted basis immediately after the Closing, free and clear of all Liens (the “Purchased Old Shares”), and (ii) the Target Company shall issue and sell to the Purchaser, and the Purchaser shall subscribe for and purchase from the Target Company, such number of Shares set forth in Schedule A, which represent an aggregate of 13.04% of the Shares of the Target Company on a fully diluted basis immediately after the Closing, free and clear of all Liens (the “Purchased New Shares,” and together with the Purchased Old Shares, the “Purchased Shares”).

(b)    If (i) any one or more Selling Shareholders (the “Non-Closing Shareholders”) terminate this Agreement prior to Closing in accordance with Section 8.4 or otherwise fail to proceed to Closing in accordance with Section 2.5 when the conditions precedent set forth in Sections 7.1 and 7.4 otherwise have been satisfied and (ii) the Purchaser elects to proceed under Section 2.7(a)(i), the Founder shall, in addition to selling the number of Shares stipulated in Section 2.1(a), further sell, at the Closing, to the Purchaser the aggregate number of Shares set forth opposite such Non-Closing Shareholders’ names under the heading “Purchased Old Shares” in Schedule A (the “Alternative Arrangement Shares”) in exchange for the corresponding aggregate number of Purchaser Shares set forth under the heading “Purchaser Shares in Exchange” in Schedule A in accordance with Section 2.2, provided that to the extent the Founder fails to further sell to the Purchaser any number of the Alternative Arrangement Shares in accordance with this Section 2.1(b), the Founder shall cause the Target Company to issue to the Purchaser, at the Closing, such aggregate number of Shares that the Founder so fails to further sell to the Purchaser.

Section 2.2    Purchase Consideration. Upon the terms and subject to the conditions contained herein, at the Closing, (i) in exchange for any Purchased Old Shares (or any Alternative Arrangement Shares, if applicable), the Purchaser will deliver to each Selling Shareholder (or the Founder, if applicable) such number of newly issued Class A ordinary shares of the Purchaser free and clear of all Liens (the “Purchaser Shares”) set forth under the heading “Purchaser Shares in Exchange” in Schedule A (“Purchase Consideration for Old Shares Acquisition”); and (ii) in exchange for the combined Purchased New Shares and any Alternative Arrangement Shares to be issued by the Target Company in accordance with Section 2.1(b), the Purchaser will pay US$3.0 million by wire transfer in immediately available funds to an account designated by the Target Company in writing at least three (3) Business Days before Closing (“Purchase Consideration for New Shares Acquisition,” and together with “Purchase Consideration for Old Shares Acquisition,” the “Purchase Consideration”). The Target Valuation means either of the following: (i) the highest pre-money equity valuation of the Target Company in a Qualified Funding, or (ii) if Target Company shall not have completed a Qualified Funding prior to the Closing, US$20.0 million. The Target Valuation and the Purchase Consideration are based on the following conditions, and the Target Company and the Founder jointly covenant and confirm that, at the Closing, (i) the Group Companies will be free of any debts, including debts owed to the Selling Shareholders or their Affiliates or related parties except as disclosed in the Disclosure Schedule, and (ii) the Group Companies will have at least US$230,000 of working capital or cash in bank accounts.

Section 2.3    Closing Date. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of sale and purchase of all Purchased Old Shares of all Selling Shareholders and the issuance and purchase of all Purchased New Shares as contemplated by this Agreement, including for the avoidance of doubt the transfer of any Alternative Arrangement Shares, shall take place via the remote exchange of electronic documents and signatures on a date that is no later than the third (3rd) Business Day after the satisfaction or valid waiver of each of the conditions set forth in ARTICLE VII (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time) (the date on which the Closing occurs, the “Closing Date”), unless another time, date or place is agreed to in writing by the Purchaser, the Target Company, and the Selling Shareholders.

Section 2.4    Closing Deliveries by the Target Company. At the Closing, subject to and concurrently with the closing deliveries in accordance with Sections 2.5 and 2.6, the Target Company shall deliver or cause to be delivered:

(a)    to the Purchaser:

(i)    the Shareholders Agreement duly executed by the Target Company;

(ii)    a copy of the electronic register of members of the Target Company, dated as of the Closing Date and certified by a director of the Target Company as true copy, evidencing the ownership by the Purchaser of all of the Purchased Shares;

(iii)    a copy of the share certificate in the name of the Purchaser, dated as of the Closing Date, evidencing the ownership by the Purchaser of all of the Purchased Shares (the original duly executed copy of which shall be delivered to the Purchaser within five (5) Business Days after the Closing);

(iv)    a copy of the electronic register of directors of the Target Company, dated as of the Closing Date and certified by a director of the Target Company as true copy, evidencing the appointment of Purchaser Director and Chairman as directors;

(v)     a copy of the resolutions duly passed by the board of directors of the Target Company and certified by a director of the Target Company, evidencing the authorization or acknowledgement (as applicable) by the board of directors of the Target Company of the execution and delivery of this Agreement and the other Transaction Documents to which the Target Company is a party and the consummation of the transactions contemplated hereby and thereby, including, (A) the transfer of the Purchased Old Shares contemplated by this Agreement, (B) issuance of the Purchased New Shares as contemplated by this Agreement and any potential issuance of Shares pursuant to Section 2.1(b)(ii), (C) the adoption of the Amended Constitution effective as of the Closing, and (D) the appointment of Purchaser Director and Chairman effective as of the Closing subject to receipt of their respective consents to so act;

(vi)     a copy of the resolutions duly passed by the shareholders of the Target Company and certified by a director of the Target Company, evidencing the shareholders’ authorization or acknowledgement (as applicable) of the execution and delivery of this Agreement and the other Transaction Documents to which the Target Company is a party and the consummation of the transactions contemplated hereby and thereby, including, (A) the transfer of the Purchased Old Shares contemplated by this Agreement, (B) issuance of the Purchased New Shares as contemplated by this Agreement and any potential issuance of Shares pursuant to Section 2.1(b)(ii), (C) the adoption of the Amended Constitution effective as of the Closing, and (D) the appointment of Purchaser Director and Chairman effective as of the Closing subject to receipt of their respective consents to so act;

(vii)     a certificate of good standing of the Target Company, dated as of a date no earlier than ten (10) Business Days prior to the Closing Date; and

(viii) the closing certificate of the Target Company as contemplated by Section 7.2(d).

Section 2.5     Closing Deliveries by the Selling Shareholders. At the Closing, subject to and concurrently with the closing deliveries in accordance with Sections 2.4 and 2.6, each Selling Shareholder (including for the avoidance of doubt the Founder acting in accordance with Section 2.1(b)) shall deliver or cause to be delivered:

(a)     to the Target Company:

(i)     the Shareholders Agreement duly executed by such Selling Shareholder;

(ii)     an instrument of transfer in the form of Exhibit A hereto with respect to the Purchased Old Shares of such Selling Shareholder, duly executed by such Selling Shareholder; and

(iii)     the original share certificate(s) representing the Purchased Old Shares of such Selling Shareholder or, if such original share certificate(s) could not be returned to the Target Company at the Closing, an affidavit and indemnity for lost share certificate in form and substance reasonably acceptable to the registered office provider of the Target Company and the Purchaser in respect of the Purchased Old Shares of such Selling Shareholder; and

(b)     to the Purchaser:

(i)     the Shareholders Agreement duly executed by such Selling Shareholder;

(ii)     a copy of the instrument of transfer in the form of Exhibit A hereto with respect to the Purchased Old Shares of such Selling Shareholder, duly executed by such Selling Shareholder;

(iii)     where such Selling Shareholder is an entity, except for 500 Durians II. L. P, a copy of the resolutions or other internal authorizations duly and validly adopted by the board of directors and shareholders of such Selling Shareholder and certified by a duly authorized signatory of such Selling Shareholder evidencing its authorization of the execution and delivery of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

(iv)     the closing certificate of each Selling Shareholder as contemplated by Section 7.2(d).

Section 2.6     Closing Deliveries by the Purchaser. At the Closing, subject to and concurrently with the closing deliveries in accordance with Sections 2.4 and 2.5, the Purchaser shall deliver or cause to be delivered:

(a)     to the Target Company and each Selling Shareholder:

(i)     the Shareholders Agreement duly executed by the Purchaser; and

(ii)     a copy of the resolutions duly passed by the board of directors of the Purchaser, evidencing the authorization by the board of directors of the Purchaser of the execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party, the issuance of Purchaser Shares as Purchase Consideration for Old Shares Acquisition and the consummation of the transactions contemplated hereby and thereby;

(b)     to each Selling Shareholder:

(i)     a copy of the register of members of the Purchaser, dated as of the Closing Date and duly certified by the registered office provider of the Purchaser, evidencing the ownership by such Selling Shareholder of the Purchase Consideration for Old Shares Acquisition;

(ii)     a copy of the share certificate in the name of such Selling Shareholder, dated as of the Closing Date, evidencing the ownership by such Selling Shareholder of the Purchase Consideration for Old Shares Acquisition (the original duly executed copy of which shall be delivered to each Selling Shareholder within five (5) Business Days after the Closing); and

(iii)     the closing certificate as contemplated by Section 7.4(c).

(c)     to the Target Company:

(i)     in relation to each Selling Shareholder, a copy of the instrument of transfer in the form of Exhibit A hereto with respect to the Purchased Old Shares of such Selling Shareholder, duly executed by the Purchaser;

(ii)     irrevocable wiring instruction by the Purchaser to pay US$3.0 million in immediately available funds to an account designated by the Target Company, being

Name of Company: PolicyPal Pte Ltd (UEN: 201610784K)

Name of Bank : *********************

Bank/Branch Code : *********************

SGD Account No. : *********************

Branch Address : *********************

SWIFT Code : *********************

(iii)     an original consent to act duly executed by Purchaser Director and Chairman in respect of their respective appointment as directors of the Target Company; and

(iv)     the closing certificate as contemplated by Section 7.3(c).

Section 2.7     Breach of Obligations at the Closing.

(a)     If, at the Closing, any Selling Shareholder fails to fully comply with any of its obligations set forth in Section 2.5 (each a “Breaching Selling Shareholder”), the Purchaser shall be entitled to, at its sole discretion and by written notice to the Target Company and the Selling Shareholders, elect to (without prejudice to any other rights and remedies that may be available to the Purchaser):

(i)     proceed to the Closing so far as practicable and consummate the sales and purchases of the Purchased Old Shares of the Selling Shareholders other than the Breaching Selling Shareholders in accordance with Section 2.1(b);

(ii)     defer the Closing to a date not more than twenty (20) Business Days after the originally scheduled Closing Date; or

(iii)     immediately terminate this Agreement.

(b) In the event that the Purchaser elects to proceed under Section 2.7(a)(i), this Agreement shall be deemed to have been duly amended and modified to the extent necessary to exclude the sale and purchase of the Purchased Old Shares of the Breaching Selling Shareholder(s) from the transactions contemplated hereby.

(c)     If, at the Closing, the Purchaser fails to fully comply with any of its obligations set forth in Section 2.6, the Target Company and the Selling Shareholders (acting jointly) shall be entitled to, at their sole discretion and by written notice to the Purchaser, elect to (without prejudice to any other rights and remedies that may be available to any of them:

(i)     proceed to the Closing so far as practicable;

(ii)     defer the Closing to a date not more than twenty (20) Business Days after the originally scheduled Closing Date; or

(iii)     immediately terminate this Agreement.

(d)     Each Selling Shareholder hereby agrees that, to the extent such Selling Shareholder is a Breaching Selling Shareholder, the Purchaser shall have the right (but not the obligation) to purchase, at any time after the consummation of the sale and purchase contemplated by Section 2.7(b), the Purchased Old Shares of such Breaching Selling Shareholder for an aggregate purchase price equal to the Purchase Consideration for Old Shares Acquisition for such Breaching Selling Shareholder (without interest), and otherwise on the terms and conditions (including the arrangements with respect to representations and warranties, and covenants in this Agreement) that would have been applicable to the sale and purchase of the Purchased Old Shares of such Breaching Selling Shareholder if such sale and purchase had occurred at the Closing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO GROUP

COMPANIES

The Warrantors shall jointly and severally represent and warrant to the Purchaser that the statements contained in this ARTICLE III are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 3.1     Organization and Good Standing. The Target Company is a private company limited by shares duly organized, validly existing and in good standing under the Laws of Singapore and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Target Company is duly qualified or authorized to do business as now conducted and is in good standing under the Laws of each jurisdiction in which such qualification or authorization is required. Complete and correct copies of the Existing Constitution, which are in full force and effect as of the date hereof and as of immediately prior to the Closing, have been provided to the Purchaser.

Section 3.2     Authorization. The Target Company has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Target Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Target Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Target Company. This Agreement has been, and each of the other Transaction Documents to which the Target Company is a party will be at or prior to the Closing, duly and validly executed and delivered by the Target Company and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Target Company is a party will constitute, the legal, valid and binding obligations of the Target Company, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 3.3     Conflicts; Consents of Third Parties.

(a)     None of the execution, delivery and performance by the Target Company of this Agreement or the other Transaction Documents to which the Target Company is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Target Company with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) or loss of a benefit under, or give rise to a right of termination, consent or cancellation or increase in any fee, liability or obligation under, any provision of (i) the Existing Constitution or the constitution or comparable organizational documents of any other Group Company; (ii) any Contract or License of any Group Company; (iii) any Order applicable to any Group Company or by which any of the properties or assets of any Group Company are bound; or (iv) any applicable Law.

(b)     Except as set forth in the Disclosure Schedule, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required to be obtained or completed by the Group Companies in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Target Company with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, including without limitation Purchaser’s acquisition, ownership, and business operation of the Target Company from and after the Closing.

Section 3.4     Capitalization.

(a)     The capitalization structure of the Target Company (on a fully diluted basis) immediately prior to and immediately after the Closing is set forth in Schedule A.

(b)     All of the issued and outstanding Shares are duly authorized, validly issued, fully paid, and non-assessable. The Disclosure Schedule sets forth a complete and accurate list of all of the record and beneficial holders of the Shares and the respective number of Shares held thereby as at the date hereof.

(c)     The Disclosure Schedule sets forth a complete and accurate list of all of the holders of any issued and outstanding Target Company Share Award as of the date hereof, indicating the total issued and outstanding Target Company Share Awards as of the date hereof and, for each such holder, the name, number, type, applicable vesting information and exercise price of the Target Company Share Awards of such holder (the “Target Company Share Award Disclosure Schedule”). Except as described in the Existing Constitution, and except as set forth in the Target Company Share Award Disclosure Schedule and the Disclosure Schedule, at the Closing, there shall be no outstanding Shares, any other shares or equity of the Target Company, or any securities convertible into or exercisable or exchangeable for any of the foregoing, or any other options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel the Target Company to issue, repurchase or redeem any share or other securities of the Target Company. Except as contemplated by the Transaction Documents and the Existing Constitution, (i) none of the Group Companies is under any obligation to register any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities under the Securities Act, nor is any Group Company obligated to register or qualify any such securities under the securities laws of any state of the United States or to list any of such securities in Singapore, Hong Kong or any other jurisdiction; and (ii) none of the Group Companies is a party or subject to any Contract that affects or relates to the voting or giving of consents with respect to, its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities.

Section 3.5     Group Companies.

(a)     The Disclosure Schedule sets forth a complete and accurate list of the Group Companies and, for each such Group Company, its name, the jurisdiction in which it is incorporated or organized, the names of its shareholders and the amount of share capital or other equity interest in such Group Company held by each such shareholder. Except as set forth in the Disclosure Schedule, each such Group Company (other than the Target Company) (i) is a duly organized and validly existing company or other entity and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization; (ii) is duly qualified or authorized to do business and, where applicable, is in good standing under the Laws of each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except to the extent that the failure to be so licensed, qualified or in good standing would not adversely affect the ability of the Target Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the other Transaction Documents; and (iii) has all requisite corporate or entity power and authority to own, lease and operate its properties and carry on its business as now conducted. Except as set forth in the Disclosure Schedule, none of the Group Companies is a participant in any joint venture, partnership or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any share or interest in any Person.

(b)     All the outstanding share capital, registered capital, or other equity interest of each Group Company is validly issued, fully paid, and non-assessable and are owned free and clear of all Liens. Except as contemplated by the Transaction Documents, as provided in the Existing Constitution, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal), subscriptions, or other rights, proxy or shareholders agreements or Contracts of any kind, either directly or indirectly, entitling the holder thereof to purchase or otherwise acquire or to compel any of the Group Companies (other than the Target Company) to issue, repurchase or redeem any share or other securities of any Group Company. Except as pursuant to the Transaction Documents and the Existing Constitution, no Group Company is a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to, or the right to cause the registration of, any share or other securities of any Group Company.

(c)     Each Person serving as a director of any Group Company is an employee of the Group Companies.

Section 3.6     Corporate Books and Records. Each Group Company has provided to the Purchaser a copy of its minute books. Such copy is true, correct and complete, and contains all amendments and all minutes of meetings and actions taken by the applicable Group Company’s shareholders and directors since the time of incorporation through the date hereof, and reflects all transactions referred to in such minutes accurately in all material respects. All board and shareholder resolutions, charter documents (and any amendments thereto), and any other filings of the Group Companies, if required to be filed under applicable Law, have been duly filed with the relevant Government Authority within the required deadlines.

Section 3.7     Financial Statements.

(a)     Certain true and complete copies of (i) the audited financial statement of PolicyPal Singapore Pte. Ltd. for the fiscal year that ended on December 2018, (ii) the audited financial statement of PolicyPal Singapore Pte. Ltd. for the fiscal year that ended on March 2018, (iii) the unaudited consolidated and unconsolidated statements of income of the Group Companies for each of the three fiscal years ended December 31, 2017, 2018, and 2019, and (iv) the related consolidated and unconsolidated balance sheets, statements of cash flows, shareholders’ equity and changes in financial position of the Group Companies, together with all related notes and schedules thereto (collectively referred to herein as the “Financial Statements”)(December 31, 2019 is hereinafter referred to as the “Balance Sheet Date”). The Financial Statements (i) were prepared in accordance with the books of account and other financial records of the Group Companies, (ii) fairly present in all material respects the consolidated financial position of Target Company as of the dates indicated therein and the consolidated results of its operations, cash flows and changes in shareholders’ equity for the periods specified therein, (iii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Group Companies, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Group Companies and the results of the operations of the Group Companies as of the dates thereof and for the periods covered thereby.

(b)     All of the accounts receivable owing to any of the Group Companies, including without limitation all accounts receivable set forth on the Financial Statements, constitute valid and enforceable claims and are good and collectible in the ordinary course of business in all material respects, and reserves therefor shown on the Financial Statements are, based on the good faith judgment of the Target Company, adequate and on a basis consistent with the Applicable Accounting Standard. There are no material contingent or asserted claims, refusals to pay, or other rights of set-off with respect to any of the Group Companies.

(c)     No Group Company has any Liabilities other than (i) Liabilities reflected or reserved in the Financial Statements, and (ii) Liabilities incurred in the ordinary course of business after the Balance Sheet Date.

Section 3.8     Certain Operating Metrics. The results of operation of the Group Companies as measured by certain operating metrics (as such operating metrics are defined in the Disclosure Schedule) that have been provided to the Purchaser are in all material respects true, accurate and not misleading.

Section 3.9     Absence of Certain Changes. Except as specifically contemplated by the Transaction Documents and except as disclosed the Disclosure Schedule, since the Balance Sheet Date, each Group Company has operated its businesses and assets in the ordinary course consistent with past practice and none of the Group Companies has:

(a)     entered into any transaction that was not in the ordinary course of business consistent with past practice; or made any material changes in the customary methods of operations of any Group Company;

(b)     acquired, sold, transferred, leased, subleased, licensed or otherwise disposed of any material properties or assets, or permitted or allowed any material assets to be subject to any Liens (other than Liens for Taxes in the ordinary course of business consistent with past practice that are not yet due and payable), or, except in the ordinary course of business consistent with past practice, discharged or otherwise obtained the release of Liens related to any Group Company or paid or otherwise discharged any Liability;

(c)     written down or written up (or failed to write down or write up in accordance with the Applicable Accounting Standard consistent with past practice) the value of any accounts receivable or revalued any of the assets of the Group Companies, other than in the ordinary course of business consistent with past practice and in accordance with the Applicable Accounting Standard;

(d)     made any change in any method of accounting or accounting practice or policy used by any Group Company, other than such changes required by the Applicable Accounting Standard;

(e)     amended, terminated, cancelled or compromised any material claim of any Group Company or waived any other material right of value to any Group Company;

(f)     issued or sold any equity or debt securities, or any option, warrant or other right to acquire the same, of any Group Company; or redeemed any equity interest in any Group Company or declared, made or paid any dividends or other distributions (whether in cash, securities or other property) to the holders of equity interests in any Group Company;

(g)     made any capital expenditure or commitment for any capital expenditure in excess of US$100,000 (or the equivalent thereof in another currency) individually or US$100,000 (or the equivalent thereof in another currency) in the aggregate;

(h)     made, revoked or changed any Tax election or method of Tax accounting or settled or compromised any Liability with respect to Taxes of any Group Company;

(i)     incurred any Indebtedness or Liability that, individually or in the aggregate, exceeds US$300,000; failed to pay any creditor any amount owed to such creditor when due; or incurred any other Liability not in the ordinary course of business consistent with past practice;

(j)     made any loan to, guaranteed any Indebtedness of or otherwise incurred any Indebtedness on behalf of any Person, other than travel advances and other advances made to employees in the ordinary course of business consistent with past practice;

(k)     made any material change in any compensation or benefit arrangement or agreement with any Key Employees; or made any amendments or modifications to any Target Company Share Incentive Plan or issued any Target Company Share Award thereunder, except as expressly contemplated by this Agreement and the other Transaction Documents;

(l)     entered into any transaction with any Related Party other than in the ordinary course of business on arm’s-length basis;

(m)     terminated the employment of, or received any resignation from, any Key Employees;

(n)     suffered any labor dispute involving any Group Company or any of its respective employees;

(o)     amended, modified or consented to the termination of any Material Contract or the Group Companies’ rights thereunder, or entered into any Material Contract;

(p)     amended or restated the constitution (or equivalent organizational documents) of any Group Company;

(q)     suffered any Material Adverse Effect; or

(r)     agreed, whether in writing or otherwise, to take any of the actions specified in this Section 3.9 or granted any options to purchase, rights of first refusal, rights of first offer or any other similar rights or commitments with respect to any of the actions specified in this Section 3.9, except as expressly contemplated by this Agreement and the other Transaction Documents.

Section 3.10     Litigation. There are no Legal Proceedings against any Group Company, any employee, officer, or director of any Group Company in connection with their relationship with the Group Companies pending or, to the Knowledge of the Target Company, threatened, including but not limited to any Legal Proceeding that questions the validity of the Transaction Documents, the right of the Target Company to enter into the Transaction Documents to which the Target Company is a party, the rights and obligations of the Target Company to consummate the transactions contemplated by such Transaction Documents. There is no Order in effect against the Target Company. There is no Legal Proceeding initiated by any Group Company pending or which any of them intends to initiate.

Section 3.11     Title to Properties; Liens and Encumbrances. Each Group Company leases all properties and assets necessary to conduct the Business, and none of such leased properties or assets is owned by the Founder or any other Related Party that is not entered into in the ordinary course of business and not on arm’s length basis. Each Group Company has good and marketable title to all its properties and assets, including without limitation all properties and assets set forth on the Financial Statements, and has good title to all its leasehold interests, in each case not being subject to any Liens, except for Liens which (i) are created during the ordinary and usual course of business of such Group Company; or (ii) are Liens for Taxes, assessments or other expenses to any Government Authority which are not due in payment or in default. With respect to leased properties and assets, each Group Company is in compliance with all applicable leases. All properties and assets of each Group Company are in a good state of repair and in good working condition other than any normal wear and tear. None of the assets of any Group Company is a state-owned asset.

Section 3.12     Intellectual Property.

(a)     Each Group Company at all times owns, has the sufficient rights (including but not limited to the rights of development, maintenance, licensing and sale) to, or otherwise has the licenses to use all Intellectual Property necessary to conduct the Business worldwide without conflicting with or infringing upon the rights of any other Person. No written claims have been asserted against any Group Company and remain unresolved nor, to the Knowledge of the Target Company, any threatened claim or demand, by any other Person (i) challenging or questioning any Group Company’s validity, enforceability, ownership, right to, or use of any of the Intellectual Property owned or used by any Group Company, or in which any Group Company possess legal rights, or the validity or effectiveness of any license or similar agreement with respect thereto, (ii) alleging any interference, infringement, misappropriation or other violation of the Intellectual Property rights of other Persons, or (iii) alleging any unfair competition or trade practices. No Group Company has received any written communication alleging that such Group Company has violated or, by conducting its business as proposed, would violate any intellectual property rights of other Persons.

(b)     The Disclosure Schedule sets forth a complete list of all Intellectual Property of each Group Company. All of such Intellectual Property are owned by, registered or applied for solely in the name of the Group Companies.

(c)     Each Group Company has used commercially reasonable efforts to establish and preserve ownership of, or legally sufficient right to, all Intellectual Property material to the Business; and each Group Company has used commercially reasonable efforts to register, protect, maintain, and safeguard the Intellectual Property material to the Business, including any Intellectual Property for which improper or unauthorized disclosure would impair its value or validity and had executed appropriate nondisclosure and confidentiality agreements and made all appropriate filings, registrations and payments of fees in connection with the foregoing. To the Knowledge of the Target Company, there is no infringement, misappropriation or other violation by any other Person of any Intellectual Property of any Group Company.

(d)     Except as disclosed in the Disclosure Schedule, each Group Company owns all rights in and to any and all Intellectual Property currently used by such Group Company, or covering or embodied in any past, current or planned activity, service or product of such Group Company, which Intellectual Property was made, developed, conceived, created or written by any consultant retained, or any employee employed, at any time, by such Group Company. No former or current employee, and no former or current consultant, of any Group Company owns or has any rights in any of the Group Companies’ Intellectual Property. Each current employee and current consultant engaged by any Group Company as of the Closing has executed a confidential information and invention assignment in a form which has been provided to the Purchaser. None of the Key Employees, employees, or consultants, currently employed or otherwise engaged by any Group Company, is in violation thereof. No Group Company is using any inventions of any of its employees made prior to or outside the scope of their employment by any Group Company.

(e)     No Intellectual Property that is owned by any Group Company or in which any Group Company possesses legal rights, is the subject of any Lien, except for Liens which (i) are created during the ordinary and usual course of business of such Group Company; or (ii) are Liens for Taxes, assessments or other expenses to any Government Authority which are not due in payment or in default, or which are in contest with any Taxing Authority in good faith. No Group Company has (i) transferred or assigned, (ii) granted a license to, or (iii) provided or licensed in source code form, any Intellectual Property, owned by any Group Company, or in which any Group Company possesses legal rights, to any Person that is not a Group Company.

(f)     Except as disclosed in the Disclosure Schedule, none of the Group Companies, the Founder, Key Employees, and to the Knowledge of the Target Company, Selling Shareholders, and their respective Affiliates own any intellectual property rights relating to the Business.

Section 3.13     Taxes.

(a)     Each Group Company has duly and timely filed (taking into account any extension of time within which to file) all Tax Returns as required by applicable Law to have been filed by it and all such Tax Returns are true, correct, and complete. Each Group Company has paid in full all Taxes required to be paid by it and no Tax Liens (other than for current Taxes not yet due or payable or which are in contest with any Taxing Authority in good faith) are currently in effect against any of the assets of any Group Company. The provisions for Taxes in the Financial Statements fully reflect all unpaid Taxes of each Group Company, whether or not assessed or disputed as of the date of the applicable Financial Statements.

(b)     No examination or audit of any Tax Returns of any Group Company by any Government Authority is currently in progress or, to the Knowledge of the Target Company, is threatened. None of the Group Companies is subject to any waivers or extensions of applicable statutes of limitations imposed by any Government Authority with respect to Taxes for any past years. Since the Balance Sheet Date, none of the Group Companies has incurred any Taxes other than in the ordinary course of business or in connection with any transactions contemplated under any Transaction Document. None of the Group Companies has received any written claim from a Government Authority in a jurisdiction where a Group Company does not file Tax Returns that such Group Company is or may be subject to taxation by that jurisdiction. None of the Group Companies is treated as a resident for Tax purposes of, or is otherwise subject to income Tax in, a jurisdiction other than the jurisdiction in which it has been established.

(c)     Each Group Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts due, owing to or paid to any Person.

(d)     Each Group Company is in compliance with all terms, conditions and formalities necessary for the continuance of any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement or order available under any applicable Tax law. No Group Company has received any written notice of, or has reasonable grounds to believe there is, any planned or threatened cancellation or termination of any such Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund or other Tax reduction agreement. Each Group Company is in compliance with transfer pricing requirements in all jurisdictions in which they are required to comply with applicable transfer pricing regulations, and all the transactions between any Group Company and other related Persons (including any Group Company) have been effected on an arm’s length basis. All exemptions, reductions and rebates of Taxes granted to any Group Company by a Government Authority are in full force and effect and have not been terminated. None of the Group Companies is responsible for Taxes of any other Person by reason of contract, successor liability, operation of Law or otherwise.

(e)     The Group Companies have no plan to change method of accounting prior to the Closing Date. The transactions contemplated under this Agreement and the other Transaction Documents to which a Group Company is a party will not result in any Tax exemption, Tax holiday, Tax credit, Tax incentive, Tax refund being revoked, cancelled or terminated or trigger any Tax liability for the Group Companies.

Section 3.14     Material Contracts.

(a)     The Disclosure Schedule lists each of the following currently effective Contracts to which a Group Company is a party or by which a Group Company is otherwise bound (each such Contract, a “Material Contract”) that:

(i)     involves payments (or a series of payments), contingent or otherwise, of S$50,000 (or the equivalent thereof in another currency) or more individually, in cash, property or services, or extends for more than one year beyond the date of this Agreement;

(ii)     is with a Government Authority;

(iii)     limits or restricts any Group Company’s ability to compete or otherwise conduct the Business in any manner, time or place, or that contains any exclusivity or change in control provision;

(iv)     grants a power of attorney, agency or similar authority, except in the ordinary course of business consistent with past practice;

(v)     relates to Indebtedness, provides for an extension of credit, provides for indemnification or any guaranty, or provides for a “keep well” or other agreement to maintain any financial statement condition of another Person;

(vi)     relates to any material Intellectual Property, other than “shrink-wrap” or “off-the-shelf” commercially available software;

(vii)     is a Related Party Contract that was not entered into in the ordinary course of business or on arm’s-length basis;

(viii)     is a material lease;

(ix)     is outside the ordinary course of business of any Group Company; or

(x)     is otherwise material to any Group Company or is a Contract on which any Group Company is substantially dependent.

(b)     Each Material Contract is a valid and binding agreement of the Group Company that is a party thereto, the performance of which does not and will not violate any applicable Law or Order in any material respect, and is in full force and effect and enforceable in accordance with its terms. Such Group Company has duly performed in all material respects all of its obligations under each Material Contract to the extent that such obligations to perform have accrued, and no breach or default, alleged breach or alleged default, or event which would (with the passage of time, notice or both) constitute a material breach or default thereunder by such Group Company or any other party or obligor with respect thereto, has occurred, or as a result of the execution, delivery, and performance of the Transaction Documents will occur. No Group Company has given written notice that it intends to terminate a Material Contract or that any other party thereto has breached, violated or defaulted under any Material Contract. No Group Company has received any written notice that it has breached, violated or defaulted under any Material Contract or that any other party thereto intends to terminate such Material Contract.

Section 3.15     Compliance with Laws and Other Instruments.

(a)     Each Group Company is, and at all times has been, in compliance in all material respects with all Laws and Orders that are applicable to it or to the conduct or operation of the Business or the ownership or use of any of its properties, assets and Intellectual Property. No Group Company has received any notice or other communication from any Government Authorities (including without limitation MAS) or any other Person regarding any actual, alleged, or potential violation of, or failure to comply with, any legal and regulatory requirements. No event has occurred or circumstance exists that could constitute or result in a violation by any Group Company of, or failure of any Group Company to comply with, any legal and regulatory requirements.

(b)     Neither the Group Companies or any of their respective officers, employees, directors, representatives, or to the Knowledge of the Target Company, distributors or agents, has made, offered, promised, authorized or condoned, or shall make, offer, promise, authorize or condone any Prohibited Payment (as defined below) in connection with the activities of the Target Company or the negotiation, approval or performance of the Transaction Documents. A “Prohibited Payment” means any gift, transfer or payment of any thing of value that is (i) made in violation of the United States Foreign Corrupt Practices Act, the anti-corruption laws of Singapore and Hong Kong or other applicable laws, (ii) made to any Government Official with the intent or purpose of: (A) influencing any act or decision of such Government Official in his official capacity, (B) inducing such Government Official to do or omit to do any act in violation of the lawful duty of such Government Official, (C) securing any improper advantage, or (D) inducing such Government Official to use his influence with a government or instrumentality thereof, political party or international organization to affect or influence any act or decision of such government or instrumentality, political party or international organization, in order to assist the Target Company or any of the Group Companies in obtaining or retaining business for or with, or directing business to, any Person, or (iii) made to any Person while aware of a high probability that all or any portion of such thing of value would be paid, promised, offered or give to any Government Official with the intent or purpose described in subsection (ii). Prohibited Payment shall not include any gift, transfer or payment of anything of value that is expressly permitted by the applicable Laws of the recipient’s country.

(c)     None of the Group Companies is in violation of its business license or its constitution.

(d)     The Group Companies have obtained all approvals and authorizations (including any and all amendments to such approvals and authorizations) from the relevant Government Authorities and have fulfilled any and all fillings and registration requirements (including any and all amendment requirements) with the relevant Government Authorities required for the operations of the Group Companies. All filings and registrations with the relevant Government Authorities required in respect of the Group Companies, including but not limited to the registrations with the MAS, have been duly completed in accordance with the relevant Laws. No Group Company has received any written letter or notice from any relevant Government Authority notifying it of the revocation of any authorization of any Government Authority, permit or license issued to it for non-compliance or the need for compliance or remedial actions in respect of the activities carried out directly or indirectly by any Group Company. Each Group Company has been conducting its business activities within the permitted scope of business and is operating its businesses in compliance with all relevant Laws and Orders in all material respects.

(e)     (i) Neither any Group Company nor any director, officer or employee or, to the Knowledge of the Target Company, any agent or representative of any Group Company, is an individual or entity that is, or is owned or controlled by a Person that is: (A) the subject of any sanctions administered or enforced by the U.S. Department of the Treasury’s Office of Foreign Assets Control, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), nor (B) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Cuba, Iran, North Korea, Sudan and Syria) and (ii) for the past five years none of the Group Companies has knowingly engaged in, is now knowingly engaged in, and will engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

Section 3.16     Employee Matters. All Key Employees and all other full time employees of each Group Company are devoting their full professional time to the Group Company. No employee of any Group Company is in material violation of any Law or Order, or any provision of any Contract, relating to such employee’s relationship with the Group Companies. Except for the Target Company Share Incentive Plan, or as required by applicable Law, or other standard employee benefits, none of the Group Companies has any Benefit Plan. For purposes hereof, “Benefit Plan” means any plan, Contract or other arrangement providing any benefit to any present or former officer, director or employee, or dependent or beneficiary thereof, including any employment agreement or profit sharing, deferred compensation, share option, performance share, employee share purchase, severance, retirement, health or insurance plan. No Key Employee has tendered any resignation notice to any Group Company, and none of the Group Companies has a present intention to terminate the employment of any of the Key Employees. There is no labor strike, labor slow down, labor claim, labor dispute or labor union organization activities or, to the Knowledge of the Target Company, threatened between any Group Company and its employees. Each Group Company (a) has complied in all material respects with all applicable Laws related to employment and related to the Benefit Plans (including Laws related to the contribution of social insurance and related benefits), employment practices generally applied to other entities in similar industry as such Group Company in the jurisdiction where such Group Company is incorporated, and the terms and conditions of employment, in each case, with respect to its employees; (b) has paid all wages, benefits and other required payments in the ordinary course of business; (c) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (d) other than as required by applicable Law, is not materially liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Government Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees. No complaint or grievance relating to the labor practices of any of the Group Companies is pending or, to the Knowledge of the Target Company, threatened against any of the Group Companies, and no charges are pending or, to the Knowledge of the Target Company, threatened before any Government Authority responsible for the prevention of unlawful employment practices with respect to any of the Group Companies.

Section 3.17     Transactions with Related Parties.

(a)     Other than Contracts entered into in the ordinary course of business, there are no Contracts to or by which any Group Company, on the one hand, and any Related Party, on the other hand, are or have been parties or otherwise bound or affected (the “Related Party Contracts”). Each Related Party Contract was made on terms and conditions as favorable to such Group Company as would have been obtainable by it at the time in a comparable arm’s-length transaction with an unrelated party.

(b)     No Related Party has any direct or indirect ownership in any Person with which any Group Company has a business relationship, or any Person that competes with or could reasonably be expected to compete with any Group Company. Except for transactions in the ordinary course of the business of a Group Company on terms and conditions as favorable to the Group Companies as would have been obtainable by them at the time in a comparable arm’s-length transaction with an unrelated party, no Related Party has any Contract with, proposed transaction with, or is indebted to, any Group Company, nor is any Group Company indebted (or committed to make loans or extend or guarantee credit) to any of them (other than for accrued salaries, reimbursable expenses or other standard employee benefits). No Related Party has had, either directly or indirectly, a material interest in: (i) any Person which purchases from or sells, licenses or furnishes to a Group Company any goods, property, intellectual or other property rights or services; or (ii) any Contract to which a Group Company is a party or by which it may be bound or affected.

Section 3.18     Competing Business. Any of the Group Companies, Key Employees and their respective Affiliates are not conducting and have no plan to conduct, engage in, invest in, or own any business or assets outside of the Group Companies that compete with the Business.

Section 3.19     Licenses and Permits. Each Group Company has at all times obtained and maintained the requisite Licenses and Permits necessary for the conduct of its business or the ownership or use of its assets worldwide. The Disclosure Schedule lists all the Licenses and Permits held by each of the Group Company. Except for those listed in the Disclosure Schedule, no other License is necessary for, or otherwise material to, the conduct of the Business by any such Person. The consummation of the transactions contemplated under the Transaction Documents will not result in the termination or revocation of any of the Licenses and Permits listed in the Disclosure Schedule. None of the Group Companies, Key Employees, and to the Knowledge of the Target Company, Selling Shareholders, and their respective Affiliates own any licenses or permits relating to the Business, except for those listed in the Disclosure Schedule. Each of the Licenses and Permits listed in the Disclosure Schedule is valid and in full force and effect, and each Group Company has at all times been in compliance with each of the Licenses and Permits.

Section 3.20     Entire Business. There are no facilities, services, assets or properties shared with any other Person (other than with any other Group Company), which are used in connection with the Business of the Group Companies.

Section 3.21     Office or Branch Locations. Except as disclosed in the Disclosure Schedule, the Group Companies do not maintain any office or branch.

Section 3.22     Full Disclosure. Neither information provided by the Warrantors in this Agreement nor in any Exhibit or Schedule hereto contains any untrue statement of any material fact or omits to state any material fact necessary in order to make the statements contained herein or therein not misleading.

Section 3.23     Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of any Group Company.

Section 3.24     Amount Due to Option Holders. The Group Companies have no outstanding cash payment obligations to any former or current holders of the Target Company Share Awards due to their exercise of the Target Company Share Awards, through cashless exercise or other manner, or repurchase of the Target Company Share Awards or others permitted under the Target Company Share Incentive Plan.

Section 3.25     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE III, none of the Warrantors makes any representation or warranty, express or implied, at law or in equity, with respect to any Group Company or their business, assets or properties, employees, agents, or any other information provided to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. None of the Warrantors will have or be subject to any liability or indemnification obligation to the Purchaser, its Affiliates or their representatives resulting from the distribution, or making available, to such persons, or such persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. The Purchaser agrees that none of the Warrantors is making any representation or warranty, expressed or implied, with respect to the result of or consequences related to or arising out of the operation of the Group Companies by the Purchaser after the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SELLING

SHAREHOLDERS

Each Selling Shareholder represents and warrants, severally and not jointly, to the Purchaser that the statements contained in this ARTICLE IV with respect only to such Selling Shareholder, are true, correct and complete as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date).

Section 4.1     Capacity.

(a)     If such Selling Shareholder is a natural person, such Selling Shareholder is of sound mind, has the legal capacity to enter into this Agreement and the other Transaction Documents to which he or she is a party, has entered into or will enter into this Agreement and the other Transaction Documents to which he or she is a party on his or her own will, and understands the nature of the obligations to be assumed by him or her under this Agreement and the other Transaction Documents to which he or she is a party.

(b)     If such Selling Shareholder is not a natural person, such Selling Shareholder is duly organized, validly existing and in good standing under the Laws of the place of its incorporation or formation, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

Section 4.2     Authorization. Such Selling Shareholder has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which such Selling Shareholder is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If such Selling Shareholder is not a natural person, the execution and delivery of this Agreement and the other Transaction Documents to which such Selling Shareholder is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Selling Shareholder. This Agreement has been, and each of the other Transaction Documents to which such Selling Shareholder is a party will be at or prior to the Closing, duly and validly executed and delivered by such Selling Shareholder and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which such Selling Shareholder is a party will constitute, the legal, valid and binding obligations of such Selling Shareholder, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 4.3     Conflicts; Consents of Third Parties.

(a)     None of the execution, delivery and performance by such Selling Shareholder of this Agreement or the other Transaction Documents to which such Selling Shareholder is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by such Selling Shareholder with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association or comparable organizational documents of such Selling Shareholder (if such Selling Shareholder is not a natural person) or (ii) any Law or Order applicable to such Selling Shareholder.

(b)     No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required to be obtained or completed by such Selling Shareholder in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by such Selling Shareholder with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby, except (x) where failure to obtain such consent, waiver, approval, Order, Permit or authorization, or make such declaration or filing, would not prevent or materially delay the consummation by such Selling Shareholder of the transactions contemplated by this Agreement and the other Transaction Documents to which such Selling Shareholder is a party or (y) as may be necessary as a result of any facts or circumstances relating solely to the Purchaser or any of its Affiliates.

Section 4.4     Ownership and Transfer of Shares. Such Selling Shareholder is the record and beneficial owner of the Purchased Old Shares of such Selling Shareholder, free and clear of all Liens. Such Selling Shareholder has the power to sell, transfer, assign and deliver its Purchased Old Shares as provided in this Agreement and, upon transfer and delivery of the Purchased Old Shares to the Purchaser and payment therefor in accordance with this Agreement and entry of the name of the Purchaser as the holder of the Purchased Old Shares in the register of members of the Target Company, such transfer and delivery will convey to the Purchaser good and marketable title to such Shares, free and clear of all Liens. Each Purchased Old Share of such Selling Shareholder is duly authorized, validly issued and fully paid. Each of the SAFE Holders agrees and confirms that the respective SAFE Agreement shall be terminated automatically upon the conversion of such SAFE Holder’s rights under the respective SAFE Agreement into the Shares pursuant to Schedule A.

Section 4.5     No Undisclosed Interest. None of the Founder and her Affiliates is, a direct or indirect participant in any joint venture, partnership, or other similar arrangement, or otherwise owns or Controls (directly or indirectly) any equity interest in such Selling Shareholder or any of such Selling Shareholder’s Affiliates.

Section 4.6     Brokers. No broker, finder or investment banker is entitled to receive from any Group Company any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of such Selling Shareholder.

Section 4.7     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE IV, none of the Selling Shareholders makes any representation or warranty, express or implied, at law or in equity, with respect to any of them or their business, assets or properties, employees, agents, or any other information provided to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. None of the Selling Shareholders will have or be subject to any liability or indemnification obligation to the Purchaser, its Affiliates or their representatives resulting from the distribution, or making available, to such persons, or such persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to the Purchaser, its Affiliates or their representatives in connection with the transactions contemplated hereby. The Purchaser agrees that none of the Selling Shareholders is making any representation or warranty, expressed or implied, with respect to the result of or consequences related to or arising out of the operation of the Group Companies by the Purchaser after the Closing Date.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser represents and warrants to the Warrantors and the Selling Shareholders that the statements contained in this ARTICLE V are true and correct as of the date hereof and as of the Closing Date (unless any representations and warranties expressly relate to another date, in which case as of such other date):

Section 5.1     Organization and Good Standing. The Purchaser is an exempted company duly organized, validly existing and in good standing under the Laws of the Cayman Islands, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted. The Purchaser is duly qualified or authorized to do business as now conducted and is in good standing under the Laws of each jurisdiction in which such qualification or authorization is required. Complete and correct copies of the memorandum and articles of association of the Purchaser, which are in full force and effect as of the date hereof and as of immediately prior to the Closing, have been provided to the Warrantors and the Selling Shareholders.

Section 5.2     Authorization. The Purchaser has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which the Purchaser is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Purchaser. This Agreement has been, and each of the other Transaction Documents to which the Purchaser is a party will be at or prior to the Closing, duly and validly executed and delivered by the Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and the other Transaction Documents to which the Purchaser is a party will constitute, the legal, valid and binding obligations of the Purchaser, enforceable against it in accordance with their respective terms, except as enforcement may be limited by general principles of equity, whether applied in a court of Law or a court of equity, and by applicable bankruptcy, insolvency and similar Law affecting creditors’ rights and remedies generally.

Section 5.3     Conflicts; Consents of Third Parties.

(a)     None of the execution, delivery and performance by the Purchaser of this Agreement or the other Transaction Documents to which the Purchaser is a party, the consummation of the transactions contemplated hereby or thereby, or compliance by the Purchaser with any of the provisions hereof or thereof will breach or conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), any provision of (i) the memorandum and articles of association of the Purchaser; (ii) any Contract or License of the Purchaser; (iii) any Order applicable to any Purchaser Group Company or by which any of the properties or assets of any Purchaser Group Company are bound, or (iv) any applicable Law; in each case of (i) to (iv), except as would not, individually or in the aggregate, materially and adversely affect the ability of the Purchaser to carry out its obligations hereunder and under the other Transactions Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.

(b)     No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Government Authority or any other Person is required to be obtained or completed by the Purchaser in connection with the execution and delivery of this Agreement or the other Transaction Documents or the compliance by the Purchaser with any of the provisions hereof or thereof, or the consummation of the transactions contemplated hereby or thereby including without limitation Purchaser’s acquisition, ownership, and business operation of the Target Company from and after the Closing, except (i) where failure to obtain such consent, waiver, approval, Order, Permit or authorization, or make such declaration or filing, would not prevent or materially delay the consummation by the Purchaser of the transactions contemplated by this Agreement and the other Transaction Documents to which the Purchaser is a party or (ii) as may be necessary as a result of any facts or circumstances relating solely to any party hereof or any of its Affiliates.

Section 5.4     Share Capital. The authorized share capital of the Purchaser consists of 4,800,000,000 Purchaser Shares and 200,000,000 Class B ordinary shares, par value US$0.00001 per share. As of the date hereof, 49,826,667 ordinary shares of the Purchaser are issued and outstanding.

Section 5.5     Financial Statements. Certain true and complete copies of unaudited condensed consolidated financial statements have been delivered by the Purchaser to the Company. Except as may be otherwise indicated in these financial statements, these financial statements (i) were prepared in accordance with the books of account and other financial records of the Purchaser, (ii) fairly present in all material respects the consolidated financial position of the Purchaser as of the dates indicated therein and the consolidated results of its operations for the periods specified therein, (iii) have been prepared in accordance with the Applicable Accounting Standard applied on a basis consistent with the past practices of the Purchaser, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the consolidated financial condition of the Purchaser and the results of the operations of the Purchaser as of the dates thereof and for the periods covered thereby.

Section 5.6     No Other Representations or Warranties. Except for the representations and warranties contained in this ARTICLE V, the Purchaser makes no representation or warranty, express or implied, at law or in equity, with respect to it or its business, assets or properties, employees, agents, or any other information provided to the Warrantors and the Selling Shareholders, their Affiliates or their representatives in connection with the transactions contemplated hereby. The Purchaser will not have or be subject to any liability or indemnification obligation to the Warrantors or the Selling Shareholders, their Affiliates or their representatives resulting from the distribution, or making available, to such persons, or such persons’ use of, any such information, including any documents, projections, forecasts or other materials made available to the Warrantors and the Selling Shareholders, its Affiliates or their representatives in connection with the transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1    Access to Information. Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, subject to applicable Law or the terms of any Contract or Licence to which any Group Company is subject, the Purchaser shall be entitled to make, during normal business hours, such investigation of the properties, assets, businesses and operations of the Group Companies and such examination of the books and records of the Group Companies as it may reasonably request from time to time upon reasonable advance notice to the relevant Group Company and to make extracts and copies of such books and records, provided that none of the Warrantors shall be required to take or allow actions that would unreasonably interfere with the operation of the business of any Group Company. Subject to the Purchaser’s compliance with the preceding sentence, the Warrantors shall cause the Group Companies and each of the Group Companies’ respective Key Employees, directors, accountants, attorneys and other representatives to: (a) afford the officers, accountants, attorneys and other representatives of the Purchaser access, during regular business hours, to the offices, properties, facilities, books and records of each Group Company, and (b) furnish to the officers, accountants, attorneys and other representatives of the Purchaser such additional financial data and other information regarding the assets, properties, liabilities and goodwill of each Group Company as the Purchaser may from time to time request.

Section 6.2     Notice of Developments.

(a)     Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, each Selling Shareholder and the Warrantors shall promptly notify the Purchaser in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of such Selling Shareholder or the Warrantors in this Agreement, as the case may be, which could have the effect of making any representation or warranty of such Selling Shareholder or the Warrantors, as the case may be, untrue or incorrect in any respect, or which could result in any of the conditions set forth in Section 7.1 and Section 7.2 not to be satisfied on or before the Long Stop Date. Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, the Warrantors shall (i) promptly notify the Purchaser in writing of all other material developments affecting the assets, Liabilities, business, financial condition, operations, result of operations, client relationships, employee relations, projections or prospects of any Group Company, and (ii) promptly inform the Purchaser of any oral or written communication between any Warrantor or Group Company and any Government Authority in connection with the transactions contemplated hereunder.

(b)     Following the date hereof until the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, the Purchaser shall promptly notify the Selling Shareholders and the Warrantors in writing of all events, circumstances, facts and occurrences arising subsequent to the date of this Agreement which could result in any breach of a representation or warranty or covenant or agreement of the Purchaser in this Agreement, which could have the effect of making any representation or warranty of the Purchaser untrue or incorrect in any respect, or which could result in any of the conditions set forth in Section 7.1 and Section 7.3 not to be satisfied on or before the Long Stop Date.

Section 6.3     Conduct of the Business Pending the Closing. Between the date hereof and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, except (x) as required by applicable Law, (y) as otherwise required by this Agreement or at the Purchaser’s request or with the Purchaser’s permission, or (z) with the prior written consent of the Purchaser, the Target Company shall, and shall cause the other Group Companies to, and the Warrantors shall cause the Target Company and the other Group Companies to:

(a)     conduct the respective Businesses of the Group Companies in the ordinary course and consistent with the Group Companies’ past practice;

(b)     not increase its indemnification protection currently available to the directors and officers of the Group Companies;

(c)     use their commercially reasonable efforts to (i) preserve the present business operations, organization and goodwill of the Group Companies, (ii) keep available the services of its current officers and employees, (iii) preserve the present relationships with clients of the Group Companies, and (iv) not engage in any practice, take any action, fail to take any action or enter into any transaction which could cause any representation or warranty of the Warrantors or the Selling Shareholders in this Agreement to be untrue or result in a breach of any covenant made by the Warrantors or any Selling Shareholder in this Agreement;

(d)     not declare any dividends;

(e)     not issue any Equity Securities at a pre-money equity valuation of Target Company of less than US$20.0 million; and

(f)     not take any of the actions enumerated in Section 3.9.

Section 6.4     Further Assurances. The Target Company, the Selling Shareholders, and the Purchaser shall use (and the Target Company shall cause each other Group Company to use) their best efforts to (a) take all actions necessary or appropriate and do all things (including to execute and deliver documents and other papers) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (b) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated by this Agreement, including obtaining the approval by MAS and other Government Authorities or any third party consents on or before the Long Stop Date, (c) cause the Amended Constitution, in a form reasonably satisfactory to the Purchaser, to become effective upon Closing, and (d) cause each of the SAFE Holders to convert its rights under the respective SAFE Agreement into the Shares pursuant to Schedule A.

Section 6.5     Confidentiality and Publicity.

(a)     Each Party agrees to, and shall cause its agents, representatives, Affiliates, employees, officers and directors to treat and hold as confidential (and not disclose or provide access to any Person to) all confidential or proprietary information with respect to the other parties, the Business or the Group Companies or relating to the transactions contemplated hereby; provided, however, that this Section 6.5(a) shall not apply to (i) information to be provided to the directors, shareholders, Affiliates and legal, accounting and financial advisors of each Party, who have an absolute need to know such information in order to facilitate the transactions contemplated hereby; (ii) any information that, at the time of disclosure, is in the public domain and was not disclosed in breach of this Agreement by any Party or any of its agents, representatives, Affiliates, employees, officers or directors, or (iii) any information that is required to be disclosed by Law or Government Authority, provided that in such event (except that information is required to be disclosed in the Purchaser’s filing or reporting with the SEC as required under applicable securities law) the Party being required to make such disclosure shall provide the other Parties with prompt written notice of such requirement so that such other Party or Parties may seek a protective order or other remedy or waive compliance with this Section 6.5(a) and, in the event that such protective order or other remedy is not obtained, or such other Party or Parties waive compliance with this Section 6.5(a), the Party being required to make such disclosure shall furnish only that portion of such confidential information which is legally required to be provided and exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

(b)     No Party shall make, or cause to be made, any press release or public announcement, comments, statements or communications in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser (in the case of a proposed release or announcement by any Selling Shareholder or the Target Company) or of the Target Company (in the case of a proposed release or announcement by the Purchaser), unless otherwise required by Law or Government Authority.

Section 6.6     Exclusivity. Between the date of this Agreement and the earlier of (a) the Closing and (b) the termination of this Agreement pursuant to Section 8.1, none of the Target Company and the Selling Shareholders or any of their respective Affiliates, officers, directors, representatives or agents shall, and the Target Company, the Founder, and the other Key Employees shall cause the other Group Companies and their respective Affiliates, officers, directors, representatives and agents to not, (i) solicit, initiate, consider, encourage or accept any other proposals or offers from any Person (A) relating to any acquisition or purchase of all or any portion of the equity interests in the Target Company or any other Group Company or all or any material portion of the assets of the Group Companies, or (B) to enter into any merger, consolidation, business combination, recapitalization, reorganization or other extraordinary business transaction involving or otherwise relating to any Group Company, or (ii) participate in any discussions, conversations, negotiations and other communications regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way, assist or participate in, facilitate or encourage any effort or attempt by any other Person to seek to do any of the foregoing. The Target Company and the Selling Shareholders immediately shall, and the Target Company, the Founder, and the other Key Employees immediately shall cause the other Group Companies to, cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any Persons conducted heretofore with respect to any of the foregoing. The Target Company and the Selling Shareholders shall notify the Purchaser promptly if any such proposal or offer, or any inquiry or other contact with any Person with respect thereto, is made and shall, in any such notice to the Purchaser, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or other contact.

Section 6.7     Tax Filing.

(a)     The Parties hereby acknowledge, covenant and agree that, subject to Section 6.7(c), (i) the Purchaser shall have no obligation to pay any Tax of any nature that is required by applicable Law to be paid by any Selling Shareholder or its Affiliates or their respective direct and indirect partners, members and shareholders arising out of the transactions contemplated by this Agreement and the other Transaction Documents; and (ii) each Selling Shareholder agrees to bear and pay any Tax of any nature that is required by applicable Laws to be paid by it arising out of the transactions contemplated by this Agreement and the other Transaction Documents.

(b)     Each of the Parties shall, at their own expenses, within such period of time as required by the Relevant Tax Authority duly and properly make with the applicable Taxing Authority (the “Relevant Tax Authority”) the relevant Tax filings and disclosures that are required by (and shall make such filings and disclosures in accordance with the requirements of) applicable Law in connection with the transactions contemplated hereby.

(c)     To the extent that any Party is determined by the Relevant Tax Authority to be required by applicable Law to pay Taxes in connection with the transactions contemplated by this Agreement, such Party shall, within such period of time as required by the Relevant Tax Authority, pay such Taxes and provide the Purchaser and the Target Company, as soon as reasonably practicable, with evidence that such Taxes have been paid in the form of a receipt of payment issued by the Relevant Tax Authority.

(d)     Notwithstanding anything in this Agreement to the contrary, the Parties shall cooperate with the Target Company as and to the extent reasonably requested by the Target Company in connection with the filing of any Tax Returns and in any threatened or actual proceeding with respect to Taxes, including the retention and (upon request) the provision of records.

Section 6.8     Consent and Waiver.

(a)     The Target Company and each Selling Shareholder hereby irrevocably consents to the transactions contemplated hereby and by the other Transaction Documents and hereby irrevocably waives, subject to the Closing taking place, any protective provision, veto rights, right of first refusal, right of first offer, pre-emptive right, co-sale right, or any similar rights that the Target Company or such Selling Shareholder, as applicable, may have, whether pursuant to the Existing Constitution or otherwise, in respect of the transactions contemplated hereby and by the other Transaction Documents.

(b)     Each Selling Shareholder hereby irrevocably consents to the allocation of the Purchase Consideration for Old Shares Acquisition among the Selling Shareholders and the Purchase Consideration for their respective Purchased Old Shares as contemplated by Schedule A as well as the mechanism with respect to Alternative Arrangement Shares in accordance with Section 2.1(b).

Section 6.9     Use of Proceeds. Purchase Consideration for New Shares Acquisition shall be used for the business development, expansion and operation of the Target Company as approved by both the Chairman of the board of directors and the Chief Executive officer of the Target Company.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1     Conditions Precedent to Obligations of Each Party. The respective obligations of each Party to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by such Party, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)     there shall not be in effect any Law or Order by a Government Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

(b)     no Legal Proceeding shall have been commenced by or before any Government Authority against such Party seeking to restrain or materially and adversely alter the transactions contemplated by this Agreement which would render it impossible or unlawful to consummate such transactions, provided, however, that the provisions of this Section 7.1(b) shall not apply if such Party has directly or indirectly solicited or encouraged any such Legal Proceeding.

Section 7.2     Conditions Precedent to Obligations of the Purchaser. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following additional conditions (any or all of which may be waived by the Purchaser, in its sole discretion, in whole or in part to the extent permitted by applicable Law):

(a)     (i) the representations and warranties in Section 3.1, Section 3.2, Section 3.3, Section 3.4 and Section 3.5 (the foregoing representations and warranties, collectively, the “Target Company Fundamental Warranties”) and the representations and warranties in Section 4.1, Section 4.2, Section 4.3 and Section 4.4 (the foregoing representations and warranties, collectively, the “Selling Shareholder Fundamental Warranties”) shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, except to the extent such representations and warranties relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date), and (ii) the representations and warranties set forth in ARTICLE III and ARTICLE IV (other than the Target Company Fundamental Warranties and the Selling Shareholder Fundamental Warranties) (A) that are not qualified by “materiality,” “Material Adverse Effect,” or similar qualifiers shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing, and (B) that are qualified by “materiality,” “Material Adverse Effect,” or similar qualifiers shall have been true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, in each case of (A) and (B), other than such representations and warranties that relate to another date (in which case such representations and warranties shall be true and correct in all respects as of such other date with the same force and effect as if made as of such other date);

(b)     each of the Target Company and the Selling Shareholders shall have performed and complied with each of the obligations and agreements required by this Agreement to be performed or complied with by such Party on or prior to the Closing Date;

(c)     from and after the date hereof, there shall have been no change, event, effect or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(d)     the Purchaser shall have received certificates from the Target Company and each Selling Shareholder, signed by an authorized signatory of the Target Company and each such Selling Shareholder, respectively, dated as of the Closing Date, certifying that, with respect to the Target Company and such Selling Shareholder (as applicable), the conditions set forth in Section 7.2(a), Section 7.2(b), and Section 7.2(c) have been satisfied;

(e)     the Existing Constitution shall have been duly amended and restated as the Amended Constitution, in a form reasonably satisfactory to the Purchaser;

(f)     the Selling Shareholders and the Target Company shall have signed the Shareholders Agreement with the Purchaser, in a form reasonably satisfactory to the Purchaser;

(g)     the Founder and each Selling Shareholder that is a Key Employee shall sign a Share Mortgage Agreement, pledging 50% of the Purchaser Shares to Purchaser, substantially in the form of Exhibit B hereto;

(h)     the Target Company and the Selling Shareholders shall have obtained all consent, waiver, approval, Order, Permit or authorization of, or made declaration or filing with, or notification to, any Government Authority or any other Person required to be obtained or completed by the Group Companies in connection with the Closing;

(i)     the Purchaser is satisfied with the results of its legal, business and financial due diligence on Target Company;

(j)     the Founder and Key Employees have all entered into employment, confidentiality and non-competition agreements with the Target Company, each in a forms reasonably satisfactory to the Purchaser; and

(k)     each of the SAFE Holders have converted its rights under the respective SAFE Agreement into the Shares pursuant to Schedule A.

Section 7.3     Conditions Precedent to Obligations of the Target Company. The obligations of the Target Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following additional conditions (any or all of which may be waived by the Target Company in its sole discretion in whole or in part to the extent permitted by applicable Law):

(a)     the representations and warranties in Section 5.1, Section 5.2, Section 5.3 and Section 5.4 (the foregoing representations and warranties, collectively, the “Purchaser Fundamental Warranties”) shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, and (ii) the representations and warranties of the Purchaser set forth in this Agreement (other than the Purchaser Fundamental Warranties) shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing;

(b)     the Purchaser shall have performed and complied with each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)     the Target Company shall have received a certificate from the Purchaser signed by an authorized signatory of the Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)     the Purchaser shall have obtained all consent, waiver, approval, Order, Permit or authorization of, or made declaration or filing with, or notification to, any Government Authority or any other Person required to be obtained or completed by the Purchaser or the Purchaser Group Companies in connection with the Closing.

Section 7.4     Conditions Precedent to Obligations of the Selling Shareholders. The obligations of the Selling Shareholders to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following additional conditions (any or all of which may be waived by the Selling Shareholders in whole or in part to the extent permitted by applicable Law):

(a)     the Purchaser Fundamental Warranties shall be true and correct in all respects when made and as of the Closing with the same force and effect as if made as of the Closing, and (ii) the representations and warranties of the Purchaser set forth in this Agreement (other than the Purchaser Fundamental Warranties ) shall have been true and correct in all respects when made and shall be true and correct in all material respects as of the Closing with the same force and effect as if made as of the Closing;

(b)     the Purchaser shall have performed and complied with each of the obligations and agreements required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date;

(c)     each Selling Shareholder shall have received a certificate from the Purchaser signed by an authorized signatory of the Purchaser, dated the Closing Date, certifying that the conditions set forth in Section 7.4(a) and Section 7.4(b) have been satisfied; and

(d)     the Purchaser shall have obtained all consent, waiver, approval, Order, Permit or authorization of, or made declaration or filing with, or notification to, any Government Authority or any other Person required to be obtained or completed by the Purchaser or the Purchaser Group Companies in connection with the Closing.

ARTICLE VIII

TERMINATION

Section 8.1     Termination of Agreement. This Agreement may be terminated with respect to all Parties and all transactions contemplated herein at any time prior to the Closing as follows:

(a)     by the Purchaser if, between the date hereof and the Closing, (i) there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Target Company or any Selling Shareholder and (ii) such breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to the Target Company or the Selling Shareholders by the Purchaser;

(b)     by the Target Company and the Founder, acting jointly, if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Purchaser, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to the Purchaser by the Target Company;

(c)     by the Purchaser on or after the Long Stop Date if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to the Purchaser if its failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(d)     by the Target Company and the Founder, acting jointly, on or after the Long Stop Date if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Target Company and the Founder if the failure by the Target Company or the Founder to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date;

(e)     by the Purchaser pursuant to Section 2.7(a)(iii),

(f)     by the Target Company and the Selling Shareholders (acting jointly) pursuant to Section 2.7(c); or

(g)     by mutual written consent of the Target Company, the Selling Shareholders and the Purchaser.

Section 8.2     Termination of Agreement with Respect to a Selling Shareholder. This Agreement may be terminated with respect to a Selling Shareholder that is not a Founder and the transactions contemplated herein between that Selling Shareholder and the other Parties at any time prior to the Closing as follows:

(a)     by the Purchaser if, between the date hereof and the Closing, (i) there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of such Selling Shareholder and (ii) such breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to such Selling Shareholder by the Purchaser;

(b)     by that Selling Shareholder if, between the date hereof and the Closing, there is a breach of any representation or warranty or failure to perform any covenant or agreement set forth in this Agreement on the part of the Purchaser, which breach or failure to perform would cause any of the conditions set forth in Section 7.1 or Section 7.3 not to be satisfied on or before the Long Stop Date and cannot be cured, or if curable, is not cured within twenty (20) days after written notice of such breach is given to the Purchaser by that Selling Shareholder;

(c)     by the Purchaser on or after the Long Stop Date if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.2(c) shall not be available to the Purchaser if its failure to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date; and

(d)     by that Selling Shareholder, on or after the Long Stop Date if the Closing shall not have occurred by the close of business on the Long Stop Date, provided that the right to terminate this Agreement pursuant to this Section 8.2(d) shall not be available to such Selling Shareholder if the failure by such Selling Shareholder to perform any of its obligations under this Agreement shall have resulted in the failure of the Closing to be consummated by the Long Stop Date.

Section 8.3     Procedure Upon Termination.

(a)     In the event of termination by a Party pursuant to Section 8.1 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate without further action by any Party.

(b)     In the event of termination by the Purchaser or a Selling Shareholder that is not the Founder pursuant to Section 8.2 hereof, written notice of such termination shall forthwith be given to the other Parties, and this Agreement shall thereupon terminate with respect to that Selling Shareholder and the transactions contemplated herein between such Selling Shareholder and the Purchaser without further action by any Party.

Section 8.4     Effect of Termination.

(a)     In the event that this Agreement is validly terminated in accordance with Section 8.1 and Section 8.3, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided that (i) no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, (ii) any such termination shall be without prejudice to any rights which have already accrued to any Party under this Agreement, and (iii) ARTICLE I, Section 6.5, this Section 8.4, and ARTICLE X shall survive any such termination.

(b)     In the event that this Agreement is validly terminated with respect to a Selling Shareholder that is not the Founder in accordance with Section 8.2 and Section 8.3, that Selling Shareholder shall, and each of the other Parties shall with respect to that Selling Shareholder, be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to any Party; provided that (i) no such termination shall relieve any Party hereto from liability for a breach of any of its covenants or agreements or its representations and warranties contained in this Agreement prior to the date of termination, (ii) any such termination shall be without prejudice to any rights which have already accrued to any Party under this Agreement, and (iii) ARTICLE I, Section 6.5, this Section 8.4, and ARTICLE X shall survive any such termination.

ARTICLE IX

INDEMNIFICATION

Section 9.1     Survival of Representations, Warranties and Covenants. The representations and warranties of each Party contained in this Agreement shall survive the Closing until the date that is two (2) years following the Closing Date; provided, however, the Target Company Fundamental Warranties, the Selling Shareholder Fundamental Warranties and the Purchaser Fundamental Warranties shall survive the Closing indefinitely, and the representations and warranties set forth in Section 3.13 (Taxes) shall survive the Closing until sixty (60) days after the applicable statute of limitations governing claims arising thereunder. Notwithstanding the foregoing, the covenants or other agreements of the Target Company, the Selling Shareholders and/or the Purchaser contained in this Agreement that by their terms are to be performed after the Closing shall survive the Closing in accordance with their terms, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party that is the beneficiary of such covenants or agreements. If written notice of a claim for indemnification has been given in accordance with Section 9.2 prior to the expiration of the applicable representations, warranties, covenants or other agreements, then the relevant representations, warranties, covenants or other agreements shall survive as to such claim, until such claim has been finally resolved.

Section 9.2     Indemnification.

(a)     Indemnification by the Selling Shareholders. From and after the Closing, each of the Selling Shareholders shall, severally and not jointly, indemnify, defend and hold harmless the Purchaser and its Affiliates (including, for the avoidance of doubt, the Group Companies from and after the Closing) and their respective officers, directors, employees, agents, successors and permitted assigns (collectively, the “Purchaser Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties actually suffered or incurred by the Purchaser Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Purchaser Losses”) directly arising out of or relating to:

(i)     any untrue representation or warranty or breach thereof set forth in ARTICLE IV or any Transaction Documents; or

(ii)     any breach or non-fulfillment of any covenant or obligation to be performed by any Selling Shareholder under the Transaction Documents.

(b)     Indemnification by the Warrantors. From and after the Closing, each of the Warrantors shall, severally and jointly, indemnify, defend and hold harmless (to the fullest extent permitted by applicable Law) the Purchaser Indemnitees from and against all Purchaser Losses directly arising out of or relating to:

(i)     any untrue representation or warranty or breach thereof set forth in ARTICLE III or any Transaction Documents;

(ii)     any breach or non-fulfillment of any covenant or obligation to be performed by any Warrantor under the Transaction Documents;

(iii)     any Tax obligations of the Group Companies for all taxable periods ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date, except to the extent that such Taxes are reserved in the Financial Statements; provided that, in the case of any Straddle Period, (A) the amount of any Taxes of the Group Companies based upon or measured by net income or gain which relate to the portion of the Straddle Period through the end of the Closing Date will be determined based on an interim closing of the books as of the close of business on the Closing Date, and (B) the amount of any other Taxes of the Group Companies which relate to the portion of the Straddle Period through the end of the Closing Date will be determined according to an interim closing of the books to the greatest extent possible, and otherwise shall be deemed to be the amount of such Tax for the entire Straddle Period (except to the extent that such Taxes are reserved for in the Financial Statements) multiplied by a fraction, the numerator of which is the number of days in the portion of the Straddle Period through the end of the Closing Date and the denominator of which is the number of days in such Straddle Period;

(iv)     any Liability and Legal Proceeding relating to any completed or proposed coin, token, or cryptocurrency offering or sales or similar financing by any Group Company or Warrantor; or

(v)     any payment obligations and commitments that are outside of the Group Companies’ ordinary course of business and have not been disclosed or included in the Target Company’s Financial Statements.

For the avoidance of doubt, the indemnity obligation of each Warrantor towards any Purchaser Indemnitees with respect to Item (iii) above shall not be affected or prejudiced by the fact that such matter may be disclosed to the Purchaser in the Disclosure Schedule or otherwise.

(c)     Indemnification by the Purchaser. From and after the Closing, the Purchaser shall indemnify, defend and hold harmless each Selling Shareholder and its Affiliates, and their respective officers, directors, agents, employees, successors and permitted assigns (collectively, the “Selling Shareholder Indemnitees”) from and against all Liabilities, losses, damages, diminution in value, claims, costs and expenses (including reasonable attorneys’ fees and expenses incurred in connection with the investigation or defense of any of the same or in responding to or cooperating with any governmental investigation), interest, awards, judgments, fines and penalties actually suffered or incurred by the Selling Shareholder Indemnitees (in each case, whether absolute, accrued, conditional or otherwise and whether or not resulting from Third Party Claims) (hereinafter “Selling Shareholder Losses”) directly arising out of or relating to

(i)     any untrue representation or warranty or breach thereof set forth in ARTICLE V; or any Transaction Documents; or

(ii)     any breach or non-fulfillment of any covenant or obligation to be performed by the Purchaser under the Transaction Documents.

(d)     Procedures Relating to Indemnification.

(i)     Any Party seeking indemnification under this Section 9.2 (an “Indemnified Party”) shall promptly give the Party from whom indemnification is being sought (an “Indemnifying Party”) notice in writing of any matter which such Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement stating in reasonable detail the nature of the claim, and containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent the Indemnifying Party is materially prejudiced by such failure. With respect to any recovery or indemnification sought by an Indemnified Party from the Indemnifying Party that does not involve a Third Party Claim, if the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the notice from the Indemnified Party that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim. If the Indemnifying Party has disputed a claim for indemnification (including any Third Party Claim), the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution to such dispute. If the Indemnifying Party and the Indemnified Party cannot resolve such dispute in thirty (30) days after delivery of the dispute notice by the Indemnifying Party, such dispute shall be resolved by arbitration pursuant to Section 10.3.

(ii)     If an Indemnified Party shall receive notice of any Legal Proceeding, audit, demand or assessment (each, a “Third Party Claim”) against it or which may give rise to a claim for Purchaser Loss or Selling Shareholder Loss under this Section 9.2, within 30 days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party written notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Section 9.2 except to the extent that the Indemnifying Party is materially prejudiced by such failure. If the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party hereunder against any Purchaser Losses or Selling Shareholder Losses, as applicable, that may result from such Third Party Claim, then the Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within five days of the receipt of such notice from the Indemnified Party; provided, however, that if there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate in the judgment of the Indemnified Party in its sole and absolute discretion for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel in each jurisdiction for which the Indemnified Party determines counsel is required, at the Indemnifying Party’s expense. In the event that the Indemnifying Party exercises the right to undertake any such defense against any such Third Party Claim as provided above, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. Similarly, in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party. No such Third Party Claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party.

(e)     No Warrantor or Selling Shareholder shall be entitled to claim against any Group Company for contribution, reimbursement, indemnification or other participation in respect of or arising out of any indemnification obligation of the Warrantors or Selling Shareholders hereunder, and each Warrantor and Selling Shareholder hereby irrevocably and unconditionally waives any such claim it may have against the Group Companies. Each Warrantor and Selling Shareholder is entitled to claim against any other Warrantor or Selling Shareholders (other than the Target Company) for contribution, reimbursement, indemnification and other participation.

Section 9.3     Limitation of Liability.

(a)     In no event shall any Indemnifying Party be liable to any Indemnified Party for indemnification under Section 9.2 for any punitive, incidental, consequential, special or indirect damages.

(b)     The aggregate liability of the Target Company under Section 9.2 (other than with respect to breach of any of the Target Company Fundamental Warranties, fraud, and Section 9.2(b)(iii)-(v)) to the other Parties shall be capped at US$3.0 million.

(c)     The aggregate liability of the Founder under Section 9.2 (other than with respect to breach of any of the Target Company Fundamental Warranties and Selling Shareholders Fundamental Warranties and fraud) to the Purchaser shall be capped at US$3.0 million plus the Purchase Consideration for Old Shares Acquisition attributable to the Founder, which shall be the amount calculated by multiplying the number of Purchased Old Shares sold by the Founder and US$123.85 (being the agreed value of each Purchased Old Share as at the date of Closing).

(d)     The aggregate liability of each Selling Shareholder (excluding the Founder) under Section 9.2(a)(i) (other than with respect to breach of any of the Selling Shareholder Fundamental Warranties and fraud) to the Purchaser shall be capped at Purchase Consideration for Old Shares Acquisition attributable to such Selling Shareholder, which shall be the amount calculated by multiplying the number of Purchased Old Shares sold by such Selling Shareholder and US$123.85 (being the agreed value of each Purchased Old Share as at the date of Closing);

(e)     The aggregate liability of the Purchaser under Section 9.2 (other than with respect to breach of any of the Purchaser Fundamental Warranties and fraud) to the other Parties shall be capped at, with respect to: (i) the Target Company, US$3.0 million; and (ii) each Selling Shareholder, Purchase Consideration for Old Shares Acquisition attributable to such Selling Shareholder, which shall be the amount calculated by multiplying the number of Purchased Old Shares sold by such Selling Shareholder and US$123.85 (being the agreed value of each Purchased Old Share as at the date of Closing).

ARTICLE X

MISCELLANEOUS

Section 10.1     Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own costs and expenses incurred in connection with the negotiation and execution of this Agreement and each other Transaction Document and the consummation of the transactions contemplated hereby and thereby.

Section 10.2     Governing Law. This Agreement will be governed by and construed in accordance with the laws of Hong Kong without giving effect to any choice or conflict of law provision or rule thereof.

Section 10.3     Arbitration.

(a)     Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Hong Kong in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules (the “HKIAC Rules”) in force when the notice of arbitration is submitted in accordance with the HKIAC Rules. The HKIAC Rules are deemed to be incorporated by reference to this clause. The tribunal shall be comprised of three arbitrators. The Purchaser, on the one hand, and the Selling Shareholders, acting jointly, on the other hand, shall each nominate one arbitrator and the third, who shall serve as president of the tribunal, shall be nominated by the party-nominated arbitrators. The arbitration shall be conducted in English. Each Party irrevocably and unconditionally consents to such arbitration as the sole and exclusive method of resolving any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, other than any proceedings to seek the remedies of specific performance as contemplated by Section 10.5.

(b)     The award of the arbitral tribunal shall be final and binding on the Parties. The Parties agree that they will not have recourse to any judicial proceedings, in any jurisdiction whatsoever, for the purpose of seeking appeal, annulment, setting aside, modification or any diminution or impairment of its terms or effect insofar as such exclusion can validly be made. Judgment upon any award rendered may be entered in any court having jurisdiction thereof, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

Section 10.4     Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) and the other Transaction Documents represent the entire understanding and agreement among the Parties with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the Purchaser, the Selling Shareholders and the Target Company (except as specifically contemplated by Section 2.7(b)). No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Section 10.5     Specific Performance. The Parties acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, prior to the termination of this Agreement in accordance with ARTICLE VIII, each Party shall be entitled to seek specific performance of the terms hereof. It is accordingly agreed that prior to such termination, each Party shall be entitled to seek an injunction or injunctions to prevent such breaches of this Agreement and to seek to enforce specifically (without proof of actual damages or harm, and not subject to any requirement for the securing or posting of any bond in connection therewith) such terms and provisions of this Agreement, this being in addition to any other remedy to which each Party is entitled at law or in equity.

Section 10.6     Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed effectively given (i) when delivered personally by hand (with written confirmation of receipt), (ii) when sent by email (provided that the email was properly and correctly addressed to the recipient’s email address notified by the recipient under this Agreement) or (iii) two Business Days following the day sent by international overnight courier (with written confirmation of receipt), in each case at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):

If to the Purchaser, to:

AMTD Digital Inc.

Address:         23/F - 25/F Nexxus Building, 41 Connaught Road, Central, Hong Kong

Email:             *********************

Attention:       *********************

If to the Target Company, to:

PolicyPal Pte. Ltd.

Address: Registered office of the Target Company from time to time

Email: *********************

Attention: *********************

If to the Target Company, an additional copy to:

*********************

Address: Block 309 Yishun Ring Road, #02-1250C, Singapore 760309

Email: *********************

If to the Selling Shareholders, to the address, email address and attention details set forth on the signature page to this Agreement of such Selling Shareholder.

Section 10.7     Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 10.8     Binding Effect; Third Party Rights; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except as provided in Section 9.2 hereof, nothing in this Agreement, express or implied, shall create or be deemed to create upon any Person who is not a Party, any rights or remedies under or by reason of this Agreement pursuant to the Contracts (Right of Third Parties) Ordinance (Cap.623, Laws of Hong Kong). No assignment of this Agreement or of any rights or obligations hereunder may be made by (i) any Selling Shareholder or the Target Company, directly or indirectly (by operation of law or otherwise), without the prior written consent of the Purchaser, and (ii) the Purchaser directly or indirectly (by operation of law or otherwise), without the prior written consent of the Selling Shareholders and the Target Company, and any attempted assignment in violation of this Section 10.8 shall be void.

Section 10.9     Disclosure Schedule References. The Parties agree that any reference in a particular Section of the Disclosure Schedule shall be deemed to be an exception to or, as applicable, a disclosure for purposes of the representations and warranties, or covenants, as applicable, of the relevant Party that are contained in the corresponding Section of this Agreement.

Section 10.10     Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. Facsimile and e-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

** REMAINDER OF PAGE INTENTIONALLY LEFT BLANK **

The Parties have caused this Agreement to be duly executed as of the date first written above.

AMTD Digital Inc.

By:	/s/ William Fung
Name: William Fung
Title: Director and CEO

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

PolicyPal Pte. Ltd.

By:	/s/ Yap Wen Yin Valenzia
Name: Yap Wen Yin Valenzia
Title: Authorized Signatory

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Yap Wen Yin Valenzia

/s/ Yap Wen Yin Valenzia

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Wong Kai Chin

/s/ Wong Kai Chin

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Toh Pei Yu

/s/ Toh Pei Yu

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Yan Wye Huong

/s/ Yan Wye Huong

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Phoo Yong Koon, Wilson

/s/ Phoo Young Koon, Wilson

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Lily Priska Tania

/s/ Lily Priska Tania

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Lim Ting Zhou

/s/ Lim Ting Zhou

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Ong JunTian, Ivan

/s/ Ong JunTian, Ivan

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Rennes Lee Ting

/s/ Rennes Lee Ting

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Eilane Wang

/s/ Eilane Wang

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Deborah Ong

/s/ Deborah Ong

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Muhamad Iswan Bin Mastuah

/s/ Muhamad Iswan Bin Mastuah

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Zhaoyan Liu

/s/ Zhaoyan Liu

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Gerald Tear Nam Jiang

/s/ Gerald Tear Nam Jiang

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Lim Siow Wei

/s/ Lim Siow Wei

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

SHAREHOLDER:
500 DURIANS II, L.P.

By: 500 DURIANS II, L.L.C.,
its general partner

By:	/s/ Christine Tsai
Name:	Christine Tsai
Title:	President

Address: ******************
Email: ******************
Attention: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Ho Poh Wah

/s/ Ho Poh Wah

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

SEA DRAGONS FUND PTE LTD.

By:	/s/ AARON TAN Wei CHENG
Name:	AARON TAN WEI CHENG
Title:	Authorized Signatory

Address: ******************
Email: ******************
Attention: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

PECK Wee Boon Patrick

/s/ PECK Wee Boon Patrick

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

GREAT NOBLE INTERNATIONAL II LIMITED

By:	/s/ Tan Chow Boon
Name:	Tan Chow Boon
Title:	Corporate reprehensive

Address: ******************
Email: ******************
Attention: Tan Chow Boon

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

ELECTRONIC COMMERCE GLOBAL LIMITED

By:	/s/ Dennis Jacobs
Name:	Dennis Jacobs
Title:	COO

Address: ******************
Email: ******************
Attention: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Mok Li Yee

/s/ Mok Li Yee

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

FENBUSHI INVESTMENT FUND LP

By:	/s/ Bo Shen
Name:	Bo Shen
Title:	Director

Address: ******************
Email: ******************
Attention: Bo Shen

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Tan Jun Hong

/s/ Tan Jun Hong

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Apoorva Jain

By:	/s/ Apoorva Jain

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Koh Kia Leng Kimberley

By:	/s/ Koh Kia Leng Kimberley

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Hoong Kah Kuan

By:	/s/ Hoong Kah Kuan

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

The Parties have caused this Agreement to be duly executed as of the date first written above.

Ng Cheng Wei

By:	/s/ Ng Cheng Wei

Address: ******************
Email: ******************

[Signature Page to Share Purchase Agreement]

SCHEDULE A

CAPITALIZATION TABLES

(fully diluted)

	Capitalization as of the date hereof			Capitalization Immediately Before Closing			Transaction Contemplated in this Agreement			Capitalization Immediately After Closing
Name of Selling Shareholder	Class of Shares	Number of Shares	Shareholding (fully diluted)	Class of Shares	Number of Shares	Shareholding (fully diluted)	Purchased Old Shares*	Purchaser Shares in Exchange*	Purchased New Shares	Class of Shares	Number of Shares^	Shareholding (fully diluted)^
Gerald Tear Nam Jiang#				Ordinary Shares	7,092	4.39%	3,096	30,863	N/A	Ordinary Shares	3,996	2.15%
Lim Siow Wei#				Ordinary Shares	3,546	2.20%	1,548	15,432	N/A	Ordinary Shares	1,998	1.08%
500 DURIANS II, L.P. #				Ordinary Shares	3,546	2.20%	1,548	15,432	N/A	Ordinary Shares	1,998	1.08%
Ho Poh Wah#				Ordinary Shares	1,773	1.10%	774	7,716	N/A	Ordinary Shares	999	0.54%
SEA DRAGONS FUND PTE LTD. #				Ordinary Shares	1,773	1.10%	774	7,716	N/A	Ordinary Shares	999	0.54%
PECK Wee Boon Patrick #				Ordinary Shares	5,319	3.29%	2,322	23,147	N/A	Ordinary Shares	2,997	1.61%
Great Noble International II Limited#				Ordinary Shares	3,546	2.20%	1,548	15,432	N/A	Ordinary Shares	1,998	1.08%
ELECTRONIC COMMERCE GLOBAL LIMITED #				Ordinary Shares	1,064	0.66%	464	4,630	N/A	Ordinary Shares	600	0.32%
MOK Li Yee#				Ordinary Shares	1,773	1.10%	774	7,716	N/A	Ordinary Shares	999	0.54%
Fenbushi Investment Fund LP #				Ordinary Shares	1,773	1.10%	774	7,718	N/A	Ordinary Shares	999	0.54%
Tan Jun Hong#				Ordinary Shares	5,319	3.29%	2,322	23,148	N/A	Ordinary Shares	2,997	1.61%
Reserved ESOP				Ordinary Shares	8,684	5.38%	3,791	37,791	N/A	Ordinary Shares	4,893	2.63%
Toh Pei Yu				Ordinary Shares	565	0.35%	247	2,459	N/A	Ordinary Shares	318	0.17%
Yan Wye Huong				Ordinary Shares	1,103	0.68%	482	4,800	N/A	Ordinary Shares	621	0.33%
Phoo Yong Koon, Wilson				Ordinary Shares	982	0.61%	429	4,273	N/A	Ordinary Shares	553	0.30%
Lily Priska Tania				Ordinary Shares	177	0.11%	77	770	N/A	Ordinary Shares	100	0.05%
Zhaoyan Liu				Ordinary Shares	62	0.04%	27	270	N/A	Ordinary Shares	35	0.02%

Lim Ting Zhou				Ordinary Shares	163	0.10%	71	709	N/A	Ordinary Shares	92	0.05%
Ivan Ong JunTian				Ordinary Shares	148	0.09%	65	644	N/A	Ordinary Shares	83	0.04%
Rennes Lee Ting				Ordinary Shares	71	0.04%	31	309	N/A	Ordinary Shares	40	0.02%
Eilane Wang				Ordinary Shares	149	0.09%	65	648	N/A	Ordinary Shares	84	0.05%
Koh Kia Leng Kimberley				Ordinary Shares	2,000	1.24%	873	8,704	N/A	Ordinary Shares	1,127	0.61%
Deborah Ong				Ordinary Shares	112	0.07%	49	487	N/A	Ordinary Shares	63	0.03%
Muhamad Iswan Bin Mastuah				Ordinary Shares	75	0.05%	33	326	N/A	Ordinary Shares	42	0.02%
Reserved Advisors				Ordinary Shares	1,657	1.03%	723	7,212	N/A	Ordinary Shares	934	0.50%
MOK Li Yee				Ordinary Shares	800	0.50%	349	3,481	N/A	Ordinary Shares	451	0.24%
Apoorva Jain				Ordinary Shares	492	0.30%	215	2,141	N/A	Ordinary Shares	277	0.15%
PECK Wee Boon Patrick				Ordinary Shares	800	0.50%	349	3,481	N/A	Ordinary Shares	451	0.24%
Great Noble International II Limited				Ordinary Shares	200	0.12%	87	870	N/A	Ordinary Shares	113	0.06%
Ng Cheng Wei				Ordinary Shares	200	0.12%	87	870	N/A	Ordinary Shares	113	0.06%
Hoong Kah Kuan				Ordinary Shares	138	0.09%	60	601	N/A	Ordinary Shares	78	0.04%
Wong Kai Chin	Ordinary Shares	10,000	9.40%	Ordinary Shares	10,000	6.19%	4,365	43,518	N/A	Ordinary Shares	5,635	3.03%
Yap Wen Yin Valenzia	Ordinary Shares	96,385	90.60%	Ordinary Shares	96,385	59.69%	42,076	419,451	N/A	Ordinary Shares	54,309	29.24%
New Issuance to Purchaser									N/A	Ordinary Shares	24,223	13%
New Money Funding for New PolicyPal Shares										Ordinary Shares	70,495	37.96%

Total		106,385	100%		161,487	100%	70,495	702,765			185,710	100%

*	Numbers calculated based on Target Valuation of US$20.0 million for illustration purpose.
^

Numbers calculated based on post-money valuation of Target Company (i.e. the equivalent of Target Valuation plus Purchase Consideration for New Shares Acquisition) of US$23.0 million for illustration purposes.

#	SAFE Holder.

SCHEDULE B

COMPANY DISCLOSURE SCHEDULE

Attached.

EXHIBIT A

FORM OF INSTRUMENT OF TRANSFER

INSTRUMENT OF TRANSFER FORM

PolicyPal Pte. Ltd.

(the “Company”)

FOR VALUE RECEIVED,

[TRANSFEROR NAME] (the “Transferor”) hereby sells, assigns and transfers to AMTD DIGITAL INC. (the “Transferee”) [number] ordinary shares fully paid up and in the Company subject to several conditions on which the Transferor held the same immediately before the execution hereof, and the Transferee hereby agrees to accept the said shares subject to the conditions aforesaid. This document may be executed in any number of counterparts.

The parties have executed this document on              2020

The Transferor

Name:
Designation:
For and on behalf of [TRANSFEROR]

[OR]

[TRANSFEROR]

The Transferee

Name:
Designation:
For and on behalf of AMTD DIGITAL INC.

EXHIBIT B

FORM OF SHARE MORTGAGE AGREEMENT